PURCHASE AGREEMENT

                           DATED AS OF APRIL 22, 1999

                                 BY AND BETWEEN

                            COX COMMUNICATIONS, INC.

                                       AND

                               MEDIA GENERAL, INC.

                               PURCHASE AGREEMENT
                           DATED AS OF APRIL 22, 1999


                                TABLE OF CONTENTS
                                -----------------
                                                                            Page

SECTION 1: CERTAIN DEFINITIONS................................................1
     1.1   Defined Terms......................................................1
     1.2   Terms Defined Elsewhere in this Agreement.........................11
     1.3   Rules of Construction.............................................11

SECTION 2: SALE AND PURCHASE OF PURCHASED SHARES; CASH CONSIDERATION.........12
     2.1   Agreement to Sell and Buy Purchased Shares........................12
     2.2   Cash Consideration................................................12
     2.3   Cash Consideration Adjustments. ..................................12
     2.4   Payments at Closing...............................................13
     2.5   Post-Closing Payment of Cash Consideration Adjustments............14

SECTION 3: REPRESENTATIONS AND WARRANTIES OF SELLER..........................16
     3.1   Organization and Authority........................................16
     3.2   Authorization and Binding Obligation..............................16
     3.3   Organization and Ownership of the Companies.......................16
     3.4   Absence of Conflicting Agreements; Consents.......................17
     3.5   Financial Statements..............................................17
     3.6   Absence of Undisclosed Liabilities................................18
     3.7   Absence of Certain Changes........................................18
     3.8   Franchises, Licenses, Material Contracts..........................19
     3.9   Title to Real Property and Tangible Personal Property.............19
     3.10  Intangibles.......................................................20
     3.11  Information Regarding the Systems.................................20
     3.12  Taxes.............................................................22
     3.13  Employee Plans....................................................23
     3.14  Environmental Laws................................................25
     3.15  Claims and Litigation.............................................25
     3.16  Compliance With Laws..............................................26
     3.17  Transactions with Affiliates......................................26
     3.18  Certain Fees......................................................26
     3.19  Inventory.........................................................26
     3.20  Overbuilds; Competition...........................................26
     3.21  Disconnections....................................................27
     3.22  Year 2000.........................................................27
     3.23  Cure..............................................................27

SECTION 4: [INTENTIONALLY OMITTED]...........................................27

SECTION 5: REPRESENTATIONS AND WARRANTIES OF BUYER...........................27

     5.1    Organization and Authority.......................................27
     5.2    Authorization and Binding Obligation.............................28
     5.3    Absence of Conflicting Agreements; Consents......................28
     5.4    Claims and Litigation............................................28
     5.5    Investment Purpose; Investment Company...........................29
     5.6    Certain Fees.....................................................29
     5.8    Availability of Funds............................................29
     5.9    Cure.............................................................30

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS.................................30
     6.1    Operation of Business Prior to Closing...........................30
     6.2    Confidentiality; Press Release...................................33
     6.3    Cooperation; Commercially Reasonable Efforts.....................34
     6.4    Consents.........................................................34
     6.5    HSR Act Filing...................................................36
     6.6    Buyer's Qualifications and Financing and Actions by Parties......37
     6.7    Satisfaction of Intercompany Payables and Receivables............37
     6.8    Retention of and Access to the Companies' Records................37
     6.9    Employee Matters.................................................38
     6.10   Tax Matters......................................................41
     6.11   Media General Name and Affiliated Services.......................43
     6.12   No Recourse; Release of Claims...................................44
     6.13   Exculpation and Indemnification..................................44
     6.14   Rate Regulatory Matters..........................................45
     6.15   Disclosure Schedules.............................................45
     6.16   News Channel.....................................................45

SECTION 7:  CONDITIONS TO OBLIGATIONS TO CLOSE...............................47
     7.1    Conditions to Obligations of Buyer...............................47
     7.2    Conditions to Obligations of Seller..............................48

SECTION 8:  CLOSING AND CLOSING DELIVERIES...................................49
     8.1    Closing..........................................................49
     8.2    Deliveries by Seller.............................................50
     8.3    Deliveries by Buyer..............................................51

SECTION 9:  TERMINATION......................................................51
     9.1    Agreement between Seller and Buyer...............................51
     9.2    Termination by Seller............................................52
     9.3    Termination by Buyer.............................................52
     9.4    Effect of Termination............................................53
     9.5    Attorneys' Fees..................................................53

SECTION 10: SURVIVAL.........................................................53
     10.1   Survival.........................................................53

SECTION 11: MISCELLANEOUS....................................................54
     11.1   Fees and Expenses................................................54
     11.2   Notices..........................................................54
     11.3   Benefit and Binding Effect.......................................55

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
     11.4   Governing Law.............................................................55
     11.5   Waiver of Jury Trial......................................................55
     11.6   Submission to Jurisdiction; Venue.........................................55
     11.7   Severability..............................................................55
     11.8   Entire Agreement..........................................................56
     11.9   Amendments; Waiver of Compliance; Consents................................56
     11.10  Counterparts..............................................................56
     11.11  Cooperation With Respect to Tax-Efficient Legislation or Like-Kind Exchange
     56

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
                           TABLE OF SCHEDULES
                           ------------------


SCHEDULE                   DESCRIPTION
--------                   -----------
Schedule 1.2(a)            Buyer-Knowledge
Schedule 1.2(b)            Seller-Knowledge
Schedule 1.3(a)            Licenses
Schedule 1.3(b)            Material FCC Consents

Schedule 3.1               Organization and Authority
Schedule 3.3               Organization and Ownership of the Companies
Schedule 3.4               Absence of Conflicting Agreements; Consents
Schedule 3.5               Financial Statements
Schedule 3.6               Absence of Undisclosed Liabilities
Schedule 3.7               Absence of Certain Changes
Schedule 3.8               Franchises, Licenses, Material Contracts
Schedule 3.9               Title to Real Property and Tangible Personal Property
Schedule 3.10              Intangibles
Schedule 3.11              Information Regarding the System
Schedule 3.12              Taxes
Schedule 3.13              Employee Plans
Schedule 3.14              Environmental Laws
Schedule 3.15              Claims and Litigation
Schedule 3.16              Compliance with Laws
Schedule 3.17              Transactions with Affiliates
Schedule 3.20              Overbuilds; Competition
Schedule 3.21              Disconnections
Schedule 5.4               Claims and Litigation
Schedule 6.1               Operation of Business Prior to Closing
Schedule 6.4(e)            Guarantees and Sureties
Schedule 6.4(g)            Institutional Network Projects
Schedule 6.11              Affiliated Services
                           TABLE OF EXHIBITS
                           -----------------


EXHIBIT            DESCRIPTION
Exhibit A          Excluded Assets
Exhibit B          Form of Opinion of General Counsel of Seller
Exhibit C          Form of Opinion of Counsel to Buyer and Parent
Exhibit 2.4(a)     Form of Preliminary Closing Statement
Exhibit 2.5(a)     Form of Final Closing Statement

                               PURCHASE AGREEMENT
                               ------------------

         This PURCHASE AGREEMENT (this "Agreement") is dated as of April 22, 1999 by and between COX COMMUNICATIONS, INC., a Delaware corporation ("Buyer"), and MEDIA GENERAL, INC., a Virginia corporation ("Seller").

                                                 R E C I T A L S:

         A. Seller holds all the issued and outstanding capital stock (the "Fairfax Shares") of Media General Cable of Fairfax County, Inc. ("Fairfax").

         B. Seller holds all the issued and outstanding capital stock (the "Fredericksburg Shares") of Media General Cable of Fredericksburg, Inc. ("Fredericksburg").

         C. Seller holds all the issued and outstanding capital stock (the "MGT Shares") of Media General Telecommunications, Inc. ("MGT").

         D. Seller holds all of the issued and outstanding capital stock (the "Mega Shares") of Mega Advertising, Inc. ("Mega").

         E. Buyer desires to acquire from Seller all of the Fairfax Shares, Fredericksburg Shares, MGT Shares and Mega Shares.

         F. The parties hereto desire to set forth the terms in accordance with which Buyer shall acquire all the Purchased Shares from Seller for the consideration and on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T S:

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1:   CERTAIN DEFINITIONS
         1.1 Defined Terms. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "Adjustment Time" means 11:59 p.m., Virginia time, on the Closing Date.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person.

         "Assets" means all of the tangible and intangible assets that are owned, leased or held by the Companies, including, without limitation, those assets that are used in connection with the conduct of the business or operations of the Systems, other than the Excluded Assets, and less any such Assets that are sold, transferred or otherwise conveyed by the Companies to third Persons prior to the Closing in accordance with the provisions of this Agreement, provided that with respect to any assets that are leased by the Companies or otherwise not owned by the

Companies, "Assets" includes only the interest, title and rights in such assets held by the Companies.

         "Basic Subscriber" means, with respect to the Systems, as of any date of determination, (a) any Subscriber to the Systems at the regular basic monthly subscription rate for at least broadcast basic cable service (either alone or in combination with any other service) for the Systems and including subscribers who receive regularly offered discounts, and who has rendered payment for one month's service at the Systems' regular basic monthly subscription rate for such service without discount (excluding regularly offered discounts), and who does not have more than $25.00 (excluding late charges and fees and amounts subject to a bona fide dispute) that is two months or more past due from and including the last day of the period to which any outstanding bill relates and (b) to the extent not included within the foregoing clause (a), any Subscriber to the Systems for high speed data services who has rendered payment for one month's service at the Systems' regular rates therefor without discount (excluding regularly offered discounts), and who does not have more than $25.00 (excluding late charges and fees and amounts subject to bond fide dispute) that is two months or more past due from and including the last day of the period to which any outstanding bill relates.

         "Bulk Subscriber" means, with respect to the Systems, as of any date of determination, any Subscriber, other than a Basic Subscriber, to at least broadcast basic cable service (either alone or in combination with any other service) for the Systems which is billed to such Subscriber on (a) a bulk basis to bulk commercial accounts, such as hotels, motels, hospitals, apartment houses and similar multiple dwelling units or (b) other commercial accounts and, in each case, who has rendered payment for one month's service at such customer's regular basic monthly subscription rate for such service and who does not have more than $25.00 (excluding late charges and fees and amounts subject to a bona fide dispute) that is two months or more past due from the last day of the period to which any outstanding bill relates.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banking institutions in Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to be closed.

         "Buyer's Disclosure Schedules" means the Disclosure Schedules referred to in Section 5 of this Agreement and attached to this Agreement.

         "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Section 521 et seq., and all other provisions of the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, in each case as amended and in effect from time to time.

         "Cable Companies" means Fairfax and Fredericksburg.

         "Capital Budgets" means the capital budgets of the Cable Companies, copies of which have been provided to Buyer by Seller.

         "Closing" means the purchase and sale of the Purchased Shares pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, as amended and in effect from time to time.

         "Companies" means Fairfax, Fredericksburg, MGT and Mega.

         "Company" means Fairfax, Fredericksburg, MGT or Mega, as the case may be.

         "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers or directors of any of the Companies any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         "Consents" means the consents, permits, approvals and authorizations of Governmental Authorities and other Persons necessary to transfer the Purchased Shares to Buyer and to consummate the other transactions contemplated by this Agreement.

         "Contracts" means all leases, easements, rights-of-way, rights of entry, programming agreements, pole attachment and conduit agreements, customer agreements and other agreements (other than Franchises), written or oral (including any amendments and other modifications thereto), to which any of the Companies is a party or which are binding upon any of the Companies and (A) which are in effect on the date hereof, or (B) which are entered into by any of the Companies between the date hereof and the Closing Date in accordance with the provisions of this Agreement.

         "Copyright Act" means the Copyright Act of 1976, as amended and in effect from time to time.

         "Employee Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA which covers employees, former employees, officers or directors of the Companies and to which Fairfax or Fredericksburg or any ERISA Affiliate thereof contributes or is required to contribute or which any of the Companies or any ERISA Affiliate thereof sponsors or maintains.

         "Encumbrances" means any pledge, claim, mortgage, lien, charge, encumbrance or security interest of any kind or nature whatsoever.

         "Enforceability Exceptions" means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies and by public policies generally.

         "Environmental Claim" means any written claim or notice of any proceeding before a Governmental Authority arising under or pertaining to any Environmental Law or Hazardous Substance.

         "Environmental Law" means any Legal Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the handling, storage, treatment or disposal of waste, including hazardous waste, and the handling, storage, manufacture, treatment or transportation of hazardous materials, or to the protection of public health and safety, occupational health and safety or worker health and safety or any other environmental matter, including the following laws as amended and as in effect at the relevant time (including, but not limited to, the following statutes, any regulations promulgated pursuant to any of them, any permits, licenses or authorizations issued thereunder, any state or regional analogues thereto and any permits or regulations issued thereunder):
(A) Clean Air Act (42 U.S.C. ss. 7401, et seq.); (B) Clean Water Act (33 U.S.C. ss. 1251, et seq.); (C) Resource Conservation and Recovery Act (42 U.S.C. ss. 6901, et seq.); (D) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601, et seq.); (E) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (F) the Hazardous Materials Transportation Act; (G) the Federal Insecticide, Fungicide and Rodenticide Act and (H) Toxic Substances Control Act (15 U.S.C. ss. 2601, et seq.).

         "Equity Interests" means any and all shares, interests, or other equivalent interests (however designated) in the equity of any Person, including capital stock, partnership interests and membership interests, and including any rights, options or warrants with respect thereto.

         "Equivalent Subscribers" means, with respect to the Systems, as of any date of determination, the sum of: (A) the number of Basic Subscribers served by the Systems as of such date; and (B) the number of Basic Subscribers represented by the Bulk Subscribers served by the Systems as of such date, which number shall be calculated for "Full Programming Service" (as such term is used on the Systems' rate cards) provided by the Systems by dividing (1) the monthly billings attributable to the Systems' Bulk Subscribers for Full Programming Service provided by the Systems for the calendar month immediately preceding the date on which such calculation is made, by (2) the full, non-discounted retail monthly rate charged by the Systems for Full Programming Service as set forth on the Systems' rate cards (excluding pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and other similar line-itemized charges). For purposes of the foregoing, monthly billings shall exclude billings for A LA CARTE or optional service tiers and for premium services, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and other similar line-itemized charges, and nonrecurring charges or credits which include those relating to installation, connection, relocation and disconnection fees and miscellaneous rental charges for equipment such as remote control devices and converters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as amended and in effect from time to time.

         "ERISA Affiliate" means a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

         "Excluded Assets" means the assets listed on Exhibit A.

         "Fairfax System" means the cable communications system owned and operated by Fairfax.

         "FCC" means the Federal Communications Commission, or any successor agency thereof.

         "FCC Licenses" means any licenses issued or granted to the Companies by the FCC, including all amendments thereto and renewals or modifications thereof.

         "FCC Regulations" means the rules, regulations and published policies and decisions of the FCC as they are applicable to the Systems and promulgated by the FCC with respect to the Cable Act, as in effect from time to time.

         "Franchise" means any cable television franchise and related agreements, ordinances, permits, instruments or other authorizations issued or granted to the Companies by any Governmental Authority, including all amendments thereto and renewals or modifications thereof, authorizing the construction, maintenance and operation of a cable communications system, other than the FCC Licenses.

         "Franchise Area" means any geographic area in which Fairfax or Fredericksburg is authorized to provide cable television service pursuant to a Franchise or otherwise provides cable television service for which area a Franchise is being negotiated or is not required pursuant to applicable Legal Requirements.

         "Franchising Authorities" means all Governmental Authorities that have issued or granted any Franchises relating to the operation of the Systems.

         "Fredericksburg System" means the cable communications system owned and operated by Fredericksburg.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "Governmental Authority" means any federal, state, or local governmental authority or instrumentality, including any court, tribunal or administrative or regulatory agency, department, bureau, commission or board.

         "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant or any release thereof that is labeled or regulated as such by any Governmental Authority pursuant to an Environmental Law, including petroleum or petroleum compounds, radioactive materials, asbestos or any asbestos-containing material, or polychlorinated biphenyls.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated by the Federal Trade Commission with respect thereto, as amended and in effect from time to time.

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued liabilities entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capitalized lease obligations; (g) all net obligations with respect to swap contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all guaranty obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that "Indebtedness" shall not include any obligations such as letters of credit, surety bonds or performance bonds or similar obligations entered into in the ordinary course of business.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, patents, permits, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (which shall in no event include Franchises, Licenses or Contracts) issued to or owned by the Companies.

         "Intercompany Payables" means any payables of the Companies to Seller or any Affiliate of Seller, including, without limitation, any amounts owed by the Companies to Seller or any Affiliate of Seller in respect of management or accounting fees.

         "Intercompany Receivables" means any receivables of the Companies from Seller or any Affiliate of Seller.

         "Intermediary" means an escrow agent or other Person serving as a "qualified intermediary" under the United States Treasury Regulations promulgated pursuant to Section 1031 of the Code.

         "Knowledge" means the actual knowledge of the persons listed in
Schedule 1.2(a) with respect to Buyer and the actual knowledge of the persons listed in Schedule 1.2(b) with respect to Seller and the Companies.

         "Legal Restrictions" means restrictions arising under the securities laws, the Cable Act, FCC Regulations, the Franchises, or the Licenses.

         "Legal Requirements" means applicable common law and any applicable statute, permit, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority (including, without limitation, the FCC), including any applicable order, decree or judgment which may have been handed down, adopted or imposed by any Governmental Authority, all as in effect from time to time.

         "Licenses" means all domestic satellite, business radio and other FCC Licenses, and all other licenses, authorizations and permits issued by any Governmental Authority that are held by the Companies in the business and operations of the Systems, including all amendments thereto and renewals or modifications thereof, but excluding the Franchises, which material licenses, authorizations and permits are listed in Schedule 1.3(a).

         "Loss" means any claims, losses, liabilities, damages, penalties, costs and expenses (excluding any and all consequential, incidental and special damages).

         "Material Adverse Effect" means a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Companies, taken as a whole or the Systems, taken as a whole, but without giving effect to any effect resulting from (i) changes in conditions (including economic conditions, Rate Regulatory Matters and other federal, state, or local governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the economy or the cable television industry in general on a national, regional or state basis or (ii) any changes in competition affecting the business of the Companies or (iii) actions taken by Buyer or any Affiliate of Buyer.

         "Material Contract" means any Contract that requires payments in the aggregate of more than $150,000 per year and has a remaining stated term of longer than twenty-four (24) months from the date of this Agreement, but "Material Contract" specifically excludes all subscription agreements with customers (including, without limitation, multiple dwelling unit agreements and Contracts with Bulk Subscribers), pole attachment agreements and conduit agreements.

         "Material FCC Consent" means any Consent of the FCC that is necessary for the transfer of control to Buyer in connection with the consummation of the transactions contemplated by this Agreement with respect to the Licenses identified in Schedule 1.3(b).

         "Non-Ordinary Course Capital Expenditures" means any cash expenditures or commitments for capital expenditures other than Ordinary Course Capital Expenditures.

         "Ordinary Course Capital Expenditures" means cash expenditures or commitments for: (i) replacement or refurbishment of underground or aerial distribution plant of either System; (ii) purchase or replacement of analog converters for use either on a Subscriber's premises or in inventory for either System; (iii) extensions, construction or relocation of the Systems' distribution plant in order to accommodate and support the Systems' current Subscribers and the growth of Subscribers from the date hereof until the Closing; and (iv) capital expenditures required or necessary to maintain the Systems in reasonably good working order.

         "Organizational Documents" means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of any Person other than an individual.

         "Permitted Encumbrances" means each of the following: (A) liens for current taxes and other governmental charges that are not yet due and payable;
(B) liens for taxes, assessments, governmental charges or levies, or claims, in each case the non-payment of which is being diligently contested in good faith or liens arising out of judgments or awards against the Companies with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review or the time limit has not yet run for such an appeal or review with respect to such judgment or award; provided that with respect to the foregoing liens in this clause (B), adequate reserves shall have been set aside on the Companies' books, and no foreclosure, distraint, sale or similar proceedings shall have been commenced with respect thereto that remain unstayed for a period of 60 days after their commencement; (C) liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, and for which adequate reserves have been set aside on the Companies' books; (D) liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or similar laws; (E) statutory landlords' liens; (F) with respect to the Real Property, leases, easements, rights to access, rights-of-way, mineral rights or other similar reservations and restrictions, defects of title, which are either of record or set forth in Seller's Disclosure Schedules or in the deeds or leases to such Real Property or which either individually or in the aggregate, do not have any Material Adverse Effect; (G) Encumbrances in any of the Assets or the Companies' revenues arising under any Franchise; and (H) any other claims or encumbrances that are described in Schedule 3.9 and that relate to liabilities and obligations that are to be discharged in full at the Closing or that will be removed prior to or at Closing. It is understood and agreed that if any item that otherwise constitutes a Current Liability (as defined in Section 2.3(b)(3) below) also constitutes a Permitted Encumbrance, such item will be included as a Current Liability.

         "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, Governmental Authority, or other entity or organization.

         "Purchased Shares" means the Fairfax Shares, the Fredericksburg Shares, the MGT Shares and the Mega Shares.

         "Purchased Subscriber" means any Subscriber acquired pursuant to a Subscriber Purchase.

         "Rate Regulatory Matter" shall mean, with respect to any cable communications system, any matter or any effect on such system or the business or operations thereof, arising out of or related to the Cable Act, any FCC Regulations heretofore adopted thereunder, or any other present or future Legal Requirement dealing with, limiting or affecting the rates which can be charged by cable communications systems to their customers (whether for programming, equipment, installation, service or otherwise).

         "Real Property" means all of the fee and leasehold estates and, to the extent of the interest, title, and rights of the Companies in the following: land, buildings and other improvements thereon, easements, licenses, rights to access, rights-of-way, and other real property interests that are owned or held by any of the Companies and used or held for use in the business or operations of the Systems, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

         "Released Parties" means, collectively, Seller and its Affiliates and their respective officers, directors, shareholders, members, partners, employees and agents.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as in effect from time to time.

         "Seller's Disclosure Schedules" means the Disclosure Schedules referred to in Sections 3 and 6 of this Agreement and attached to this Agreement.

         "Subscriber" means any Person to whom the Cable Companies provide cable television programming or other service through the Systems into a single household, a multiple dwelling unit, a hotel or motel unit, a commercial business or any other real property improvement; provided, however, that, for purposes of determining the number of Closing Equivalent Subscribers, "Subscriber" shall not include any Purchased Subscriber.

         "Subscriber Purchase" means any acquisition by the Companies of Subscribers through the purchase or other acquisition (including, without limitation, by asset or stock acquisition, merger, combination, lease, joint venture or other similar transaction) of any business, including, without limitation, the acquisition of the Bent Tree SMATV system.

         "Subsidiary" means, with respect to any Person, any other Person of which the outstanding voting Equity Interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, of which 50% or more of the Equity Interests) are owned (beneficially or otherwise) directly or indirectly by such first Person or any Subsidiary thereof.

         "System" means the Fairfax System or the Fredericksburg System, as the case may be.

         "Systems" means the Fairfax System and the Fredericksburg System.

         "Tangible Personal Property" means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Companies and used or held for use in the conduct of the business or operations of the Systems, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement and other than the Excluded Assets.

         "Tax" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any government or taxing authority, including, without limitation: federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, motor vehicle, ad valorem, production, sales, use, license, excise, franchise, capital, transfer, recordation, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

         "Tax Efficient Effect" means an effect which, in the reasonable judgment of Seller, would result in Seller and its Affiliates, in the aggregate, becoming liable for an amount of Taxes as a result of the consummation of the transactions contemplated by this Agreement which is less than the amount of Taxes for which Seller and its Affiliates, in the aggregate, would become liable if the transactions contemplated by this Agreement were consummated as of the date hereof.

         "Tax Return" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

         "Transaction Documents" means this Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

         "Transfer Taxes" means all transfer taxes, recordation taxes, sales taxes and document stamps required in connection with the transactions contemplated by this Agreement.

         "Transferable Franchise Area" means any Franchise Area with respect to which (A) any Consent necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act or FCC Regulations, or (B) no Consent is necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement.

         "Upset Date" means the one year anniversary date of this Agreement, subject to extension as provided in Sections 8.1(a)(3).

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, and in addition to (i) the definitions set forth in the first paragraph hereof and in Section 1.1, and (ii) certain defined terms that are used solely within the section in which they are defined, the following terms have the meanings set forth in the sections indicated:

         Term                                                 Section
         ----                                                 -------

Antitrust Division                                   Section 6.5
Capital Expenditure Adjustment                       Section 2.3(d)
Cash Consideration                                   Section 2.2(b)
Closing Cash Payment                                 Section 2.4(b)
Closing Equivalent Subscribers                       Section 2.3(a)
Confidentiality Agreement                            Section 6.2(a), 6.2(a)
Current Assets                                       Section 2.3(b)(2)
Current Liabilities                                  Section 2.3(b)(3)
Fee Properties                                       Section 3.9
Final Closing Statement                              Section 2.5(a)
Financial Statements                                 Section 3.5(a)
FTC                                                  Section 6.5
Investment Person                                    Section 3.3(a)
Institutional Network Projects                       Section 6.4(g)
Limited Service                                      Section 6.16
Post-Closing Referee                                 Section 2.5(a)
Preliminary Closing Statement                        Section 2.4(a)
WARN Act                                             Section 6.9(e)
Working Capital                                      Section 2.3(b)(1)
Y2K Plan                                             Section 3.22

         1.3 Rules of Construction. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Disclosure Schedules and the Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 2:   SALE AND PURCHASE OF PURCHASED SHARES; CASH CONSIDERATION

         2.1 Agreement to Sell and Buy Purchased Shares. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, convey and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase at the Closing, the Purchased Shares free and clear of all Encumbrances, subject to the Legal Restrictions.

         2.2 Cash Consideration. Buyer shall pay and deliver to Seller at the Closing, as consideration for the sale of the Purchased Shares, a cash payment equal to One Billion Four Hundred Million Dollars ($1,400,000,000), subject to adjustment in accordance with Sections 2.3, 2.4 and 2.5 (the "Cash Consideration").

         2.3 Cash Consideration Adjustments.
             -------------------------------

             (a) Closing Equivalent Subscribers. The Cash Consideration shall be decreased by the number, if any, by which the number of Closing Equivalent Subscribers is less than 261,201 multiplied by $5,360. The Cash Consideration shall be increased by an amount equal to the value of the consideration paid by the Companies for all Purchased Subscribers acquired between the date hereof and the Closing Date. For purposes of this Agreement, "Closing Equivalent Subscribers" means the total number of Equivalent Subscribers for the Systems as of the Closing Date.

             (b) Working Capital Adjustment. The Cash Consideration shall be decreased by the amount by which Working Capital is less than negative Ten Million Two Hundred Thirty-Five Thousand Eight Hundred Four Dollars ($(10,235,804)) or increased by the amount by which Working Capital is greater than negative Ten Million Two Hundred Thirty-Five Thousand Eight Hundred Four Dollars ($(10,235,804)).

                 (1) Subject to the other provisions of this Section 2.3(b), "Working Capital" means Current Assets as of the Adjustment Time minus Current Liabilities as of the Adjustment Time.

                 (2) Subject to the other provisions of this Section 2.3(b), "Current Assets" means the total current assets of the Companies as defined for purposes of GAAP, computed for the Companies as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP, consistently applied; provided, however, that notwithstanding GAAP or anything to the contrary in this Agreement, Current Assets shall not include any amounts in respect of the Excluded Assets, federal and state income taxes receivable (including the current portion of deferred income taxes) and Intercompany Receivables from any Affiliate of the Companies.

                 (3) Subject to the other provisions of this Section 2.3(b), "Current Liabilities" means the total current liabilities of the Companies as defined for purposes of GAAP, computed for the Companies as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP, consistently applied; provided, however, that notwithstanding GAAP or anything to the contrary in this Agreement, Current Liabilities shall not include, and no adjustment to the Cash Consideration shall be made in respect of: (A) any prepayment penalty or premium, breakage costs, change of control penalty or premium or other payment arising out of or resulting from the consummation of the transactions contemplated by this Agreement (other than any payments or obligations that are in the form of compensation or deferred compensation), including the termination of any Contract, or any other obligation to which the Companies are a party or by which they may be bound; provided, that such prepayment penalties or premiums, breakage costs, change of control penalties or premiums or other payments in this clause (A) do not, in the aggregate, exceed $2,500,000, and, to the extent such payments exceed $2,500,000, the excess over $2,500,000 shall be included in Current Liabilities; (B) federal and state income taxes payable (including the current portion of deferred income taxes);
(C) any Intercompany Payables; (D) any liabilities related to any Employee Plan or Compensation Arrangement for which Seller has retained the obligation to discharge in full all amounts therefrom under Section 6.9(h); or (E) any Transfer Taxes.

             (c) Debt Adjustment. The Cash Consideration shall be decreased by the principal amount and accrued and unpaid interest and any other outstanding obligations of any indebtedness for borrowed money of the Companies, if any, as of the Adjustment Time, excluding, however, any Intercompany Payables and any amounts included in the calculation of Working Capital.

             (d) Capital Expenditures Adjustment. The Cash Consideration shall be increased by the amount of any and all Non-Ordinary Course Capital Expenditures made by or on behalf of the Companies in accordance with Section 6.1(b)(7) between the date hereof and the Closing Date, provided any such Non-Ordinary Course Capital Expenditure shall have been made by the Companies pursuant to and in accordance with a written request from Buyer (the "Capital Expenditure Adjustment").


         2.4 Payments at Closing.
             --------------------

             (a) No later than five (5) Business Days prior to the date scheduled for the Closing, Seller shall prepare and deliver to Buyer a written report, substantially in the form of Exhibit 2.4(a) hereto (the "Preliminary Closing Statement"), setting forth Seller's estimates of Working Capital, Closing Equivalent Subscribers, the Capital Expenditure Adjustment and the debt adjustment calculated pursuant to Section 2.3(c), and the Cash Consideration, as adjusted pursuant to Section 2.3. The Preliminary Closing Statement shall be prepared by Seller in good faith and shall be certified by Seller to be its good faith estimate of Working Capital, Closing Equivalent Subscribers, the Capital Expenditure Adjustment and the debt adjustment calculated pursuant to Section 2.3(c) as of the date thereof, and the Cash Consideration, as so adjusted, pursuant to Section 2.3. Seller shall make available to Buyer such information as Buyer shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement on the amount of the Cash Consideration, as adjusted pursuant to
Section 2.3, for purposes of the Closing (which amount shall be subject to final determination as provided in Section 2.5). Notwithstanding the foregoing, to the extent that the parties do not reach an agreement on the amount of the Cash Consideration, as adjusted pursuant to Section 2.3, by the Closing, the Closing Cash Payment shall be calculated from the Preliminary Closing Statement.

             (b) At Closing, Buyer shall pay to Seller the amount of the Cash Consideration adjusted pursuant to Sections 2.3(a), (b), (c) and (d), as determined pursuant to this Section 2.4 (such amount, the "Closing Cash Payment").

         2.5 Post-Closing Payment of Cash Consideration Adjustments.
             -------------------------------------------------------

             (a) Final Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written report, substantially in the form of Exhibit 2.5(a) hereto (the "Final Closing Statement"), setting forth Buyer's final estimates of Working Capital, Closing Equivalent Subscribers, the Capital Expenditure Adjustment and the debt adjustment, determined in accordance with Section 2.3 and the Cash Consideration, as adjusted pursuant to Section 2.3, all prepared on the same basis as the Preliminary Closing Statement. The Final Closing Statement shall be prepared by Buyer in good faith and shall be certified by Buyer to be, as of the date prepared, its good faith estimate of Working Capital, Closing Equivalent Subscribers, the Capital Expenditure Adjustment, the debt adjustment calculated pursuant to Section 2.3(c) and Cash Consideration, as so adjusted, as applicable. Buyer shall allow Seller and its agents access, upon reasonable prior notice, at all reasonable times after the Closing Date to copies of the books, records and accounts of the Companies and promptly make available to Seller such information as Seller reasonably requests to allow Seller to examine the accuracy of the Final Closing Statement.

         Within thirty (30) days after the date that the Final Closing Statement is delivered by Buyer to Seller, Seller shall complete its examination thereof and may deliver to Buyer a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement; provided, however, that if Buyer does not comply with its obligations pursuant to the preceding sentence, such thirty (30) day period shall run from the day after the date on which Buyer complies with such obligations; provided, further, however, that if Buyer does not comply with its obligations pursuant to the preceding sentence within thirty (30) days after Seller has made any such request for access, there shall be no adjustment in favor of Buyer pursuant to this Section 2.5. To the extent that Buyer does not provide to Seller the Final Closing Statement within ninety (90) days after the Closing Date in accordance with this Section 2.5, Buyer shall have no right to raise further adjustments in its favor. After submission of the Final Closing Statement, Buyer shall have no right to raise further adjustments in its favor and after submission of Seller's report of any proposed adjustments, Seller shall have no right to raise further adjustments in its favor.

         If Seller notifies Buyer of its acceptance of the amounts set forth in the Final Closing Statement, or if Seller fails to deliver its report of any proposed adjustments within the period specified in the second preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final and binding on the parties as of the last day of such period.

         Buyer and Seller shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If Seller and Buyer fail to agree on any amount set forth in the Final Closing Statement within fifteen (15) days after Buyer receives Seller's report pursuant to this
Section 2.5, (a) then the parties shall retain a "Big Five" national independent accounting firm reasonably acceptable to Buyer and Seller (the "Post-Closing Referee") to make the final determination, under the terms of this Agreement, of any amounts under dispute. The Post-Closing Referee shall endeavor to resolve the dispute as promptly as practicable and the Post-Closing Referee's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction; provided that in no event shall such resolution result in (i) amounts less than the amounts therefor (in the case of liabilities) or more than the amounts therefor (in the case of assets) set forth in Seller's written report pursuant to this Section 2.5(a) or
(ii) amounts greater than the amounts therefor (in the case of liabilities) or less than the amounts therefor (in the case of assets) set forth in the Final Closing Statement. The costs and expenses of the Post-Closing Referee and its services rendered pursuant to this Section 2.5 shall be borne one-half by Buyer and one-half by Seller.

             (b) Payment of Cash Consideration Adjustments.
                 ------------------------------------------

                 (1) After the amount of the Cash Consideration is finally determined pursuant to Section 2.5(a), payments shall be made as follows:

                     (A) If the amount of the Cash Consideration as finally determined pursuant to Section 2.5(a) exceeds the Closing Cash Payment, then within three (3) Business Days after the date the amount of Cash Consideration is finally determined pursuant to Section 2.5(a), Buyer will pay to Seller in cash the amount of such excess by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer in writing at least one
(1) Business Day prior to the date of payment thereof.

                     (B) If the amount of the Closing Cash Payment exceeds the amount of the Cash Consideration as finally determined pursuant to Section 2.5(a), then within three (3) Business Days after the date the amount of Cash Consideration is finally determined pursuant to Section 2.5(a), Seller will pay to Buyer in cash the amount of such excess by wire transfer of immediately available funds to the account or accounts designated by Buyer to Seller in writing at least one (1) Business Day prior to the date of payment thereof.

                 (2) Any amount which becomes payable pursuant to this Section
2.5 will constitute an adjustment to the Cash Consideration for all purposes.

SECTION 3:   REPRESENTATIONS AND WARRANTIES OF SELLER
         Subject to any provisions of this Agreement limiting, qualifying or excluding any of the representations or warranties made herein, and to the disclosures set forth in the Seller's Disclosure Schedules, Seller hereby represents and warrants to Buyer, as set forth in this Section 3.

         3.1 Organization and Authority. Seller and the Companies are corporations duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Except as disclosed in Schedule 3.1, Seller and the Companies have the requisite corporate power and authority to own, lease and operate their respective properties, to carry on their respective businesses in the places where such properties are now owned, leased or operated and in the manner in which such businesses are now conducted, and to execute, deliver and perform this Agreement and the other Transaction Documents to which they are parties according to their respective terms.

         3.2 Authorization and Binding Obligation. The execution, delivery and performance by each of Seller and the Companies of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on its part. This Agreement and the other Transaction Documents to which each of Seller and the Companies is a party have been duly executed and delivered by it (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) its legal, valid, and binding obligation enforceable against it in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by Enforceability Exceptions.

         3.3 Organization and Ownership of the Companies.
             --------------------------------------------

             (a) Each of the Companies is duly qualified, validly existing and in good standing as a foreign corporation in each jurisdiction listed on
Schedule 3.3, which are all the jurisdictions in which such qualification is required. Except as disclosed in Schedule 3.3, none of the Companies owns directly or indirectly, of record or beneficially, any outstanding securities or other interest in any Person (each such Person described in Schedule 3.3, an "Investment Person") or has the right or obligation to acquire, any Equity Interests, outstanding securities or other interest in any Person.

             (b) Schedule 3.3 sets forth each of the Companies' authorized, issued and outstanding Equity Interests and the record and beneficial owner of each issued and outstanding Equity Interest of each of them. All of such issued and outstanding Equity Interests of the Companies have been validly issued, are fully paid and non-assessable and have not been issued in violation of any federal or state securities laws. Except as set forth in Schedule 3.3, the owner of the Equity Interests of each of the Companies owns such Equity Interest free and clear of all Encumbrances, but subject to the Legal Restrictions. Except as disclosed in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the Companies is a party or by which any of the Companies is bound obligating any of the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests of any of the Companies or obligating any of the Companies to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Seller has delivered or made available to Buyer complete and correct copies of the Organizational Documents of each of the Companies as in effect on the date hereof.

             (c) Seller holds all legal and beneficial right to the Purchased Shares, free and clear of all Encumbrances, but subject to the Legal Restrictions. All of the Purchased Shares have been validly issued and are fully paid and nonassessable, and no class of capital stock of any of the Companies is entitled to preemptive rights. None of the Companies holds any shares of any class of its capital stock in its treasury.

         3.4 Absence of Conflicting Agreements; Consents. Except for the expiration or termination of any applicable waiting period under the HSR Act or as set forth on Schedule 3.4 or Schedule 3.8 or as would not impair the ability of Seller to perform its obligations under the Transaction Documents, the execution, delivery and performance by Seller of this Agreement and by Seller of the other Transaction Documents to which it is a party (with or without the giving of notice, the lapse of time, or both): (a) do not require the Consent of, notice to, or filing with any Governmental Authority or any other Person under any of the Companies' Franchises, FCC Licenses or Material Contracts or under any material agreement or instrument to which Seller is a party or is bound; (b) will not conflict with any provision of Seller's or the Companies' Organizational Documents as currently in effect; (c) assuming receipt of all Consents listed in Schedule 3.4 or Schedule 3.8, will not conflict with, in any material way, result in a material breach of, or constitute a material default under any Legal Requirement to which any of Seller or the Companies is bound; (d) assuming receipt of all Consents listed in Schedule 3.4 or Schedule 3.8, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any of the Companies' Franchises, FCC Licenses, or Material Contracts or under any material agreement or instrument to which Seller is a party or is bound; and (e) assuming receipt of all Consents, will not result in the creation of any Encumbrance, other than the Legal Restrictions, but subject to Permitted Encumbrances, upon the Assets or the Purchased Shares. Notwithstanding the foregoing, Seller makes no representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of any of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which any of Buyer or any of its Affiliates is or proposes to be engaged, other than the cable television business.

         3.5 Financial Statements.
             ---------------------

             (a) Seller has made available to Buyer true and complete copies of
(i) Fairfax's audited balance sheet and income statement (including the notes thereto) for the year ended December 27, 1998 and unaudited balance sheet and income statement for the month ended March 28, 1999; (ii) Fredericksburg's unaudited balance sheet and income statement for the year ended December 27, 1998 and unaudited balance sheet and income statement for the month ended March 28, 1999; and (iii) Mega's unaudited balance sheet and income statement for the year ended December 27, 1998 and the month ended March 28, 1999, in each case, that are described in Schedule 3.5 (collectively, the "Financial Statements"), and such Financial Statements are by that reference incorporated into and deemed a part of the Seller's Disclosure Schedules.

             (b) Except as disclosed in Schedule 3.5, the Financial Statements:
(1) have been prepared from the appropriate Company's books and records; (2) have been prepared in accordance with GAAP, consistently applied since its inception (except as indicated in the notes thereto and, in the case of unaudited financial statements, except for the absence of statements of cash flows and the omission of information ordinarily contained in footnotes to audited financial statements and, in the case of any Financial Statements not as of the end of a fiscal year, subject to customary year-end adjustments); and (3) present fairly in all material respects the Companies' financial condition as at December 27, 1998 and as at March 28, 1999, as applicable, and the results of operations for the period then ended.

         3.6 Absence of Undisclosed Liabilities.
             -----------------------------------

             (a) Except as set forth in Schedule 3.6, none of the Companies has any indebtedness, liability or obligation of a type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in its balance sheet included in the Financial Statements, other than indebtedness, liabilities and obligations that were incurred in the ordinary course of business after December 27, 1998, or that would not, in the aggregate, reasonably be material in accordance with GAAP.

             (b) As of the date hereof, except as provided in or arising pursuant to the loan agreements, notes, bonds, indentures and other agreements and instruments listed in Schedule 3.6, or under any capitalized leases listed in Schedule 3.8, the Companies have no Indebtedness.

         3.7 Absence of Certain Changes. Since December 27, 1998, except as disclosed in Schedule 3.7 and except for matters occurring after the date hereof that are permitted by the provisions of this Agreement or consented to by Buyer, none of the Companies has:

             (a) made any sale, assignment, lease or other transfer of assets other than in the ordinary course of business;

             (b) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness; or

             (c) made or promised any material increase in the salary or other compensation payable or to become payable to any of its executive officers or other employees, other than in the ordinary course of business or as contemplated under any employment or bonus arrangement currently in effect.

         3.8 Franchises, Licenses, Material Contracts. Schedule 3.8 contains a list of each of the Companies' Franchises (including the Franchising Authority which granted each Franchise and the stated expiration date of each Franchise), the System to which the Franchise applies, FCC Licenses and Material Contracts in effect on the date hereof, which list is true, correct and complete. Schedule
3.8 contains a list of each pending application for a Franchise and a list of any System or portion thereof owned or operated by the Companies that does not require a Franchise authorizing the installation, construction, development, ownership or operation of the same, which list is true, correct and complete. Fairfax and Fredericksburg possess all Franchises and FCC Licenses necessary to operate their respective businesses as currently conducted. Without material exception, the Companies possess all other Licenses necessary to operate their businesses as currently conducted. Seller has made available to Buyer true and complete copies of all of the Companies' Franchises, FCC Licenses and Material Contracts as in effect on the date hereof. The Franchises, FCC Licenses and Material Contracts are in full force and effect (subject to expiration at the end of their current term and to the last sentence of this Section 3.8) and are valid, binding and enforceable upon Company that is a party thereto and, to Seller's Knowledge, the other parties thereto in accordance with their terms, except to the extent such enforceability may be affected by Enforceability Exceptions. Except as disclosed in Schedule 3.8, each of the Companies is in compliance with the terms of its Franchises, FCC Licenses and Material Contracts, except for such noncompliance which in the aggregate is not material to the Companies, taken as a whole, or would not prevent the operation of the business of the Companies as currently conducted, and, as of the date of this Agreement, none of the Companies has received any written notice within the last year from a Franchising Authority, a consultant representing a Franchising Authority, any state cable regulatory authority or the FCC to the effect that any of the Companies is not currently in compliance with the terms of the Franchise granted by such Franchising Authority or with any FCC License. Except as set forth in Schedule 3.8, a valid request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Franchising Authority with respect to each of the Companies' Franchises that has expired prior to, or will expire within thirty months after, the date of this Agreement. Buyer acknowledges and agrees that certain of the Franchises, FCC Licenses and Material Contracts may have already expired or may expire by their own terms prior to the Closing, that the Companies shall not be deemed to have breached their respective representation and warranty in the second and fifth sentences of this Section 3.8 by virtue of such expiration, that neither Seller nor the Companies shall have any obligation to renew or extend any such Franchises, FCC Licenses and Material Contracts as a condition to Buyer's obligations under this Agreement.

         3.9 Title to Real Property and Tangible Personal Property. Schedule 3.9 lists the street address for all Real Property owned in fee by any of the Companies as of the date of this Agreement (excluding easements, rights-of-way, and similar authorizations) (the "Fee Properties"). A true and correct copy of
(i) each deed pursuant to which any of the Companies acquired any Fee Property, any survey and title insurance policies issued to such Company, (ii) any leases under which any Company is the lessor affecting such Fee Property or (iii) any other easements, rights of way, covenants, conditions and restrictions, document or agreement affecting title to such Fee Property (and, in the case of this clause (iii), in the possession of such Company) have been delivered or made available to Buyer (or, in the case of deeds, will be made available or delivered to Buyer prior to Closing). Schedule 3.9 lists the street address for the Real Property leased by any of the Companies, as lessee, as of the date of this Agreement and sets forth the parties to the applicable lease and any amendments, supplements or modifications thereto. Except as disclosed in
Schedule 3.9: (a) the Company that owns a fee estate in a Real Property parcel has good and marketable title thereto; (b) the Company that owns any material item of Tangible Personal Property has good and valid title thereto; (c) the Company that leases Real Property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms), except to the extent that the failure to have any such valid leasehold interests would not impair the operation of the Systems in any material respect; and (d) the Company that leases any material item of Tangible Personal Property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms), in each case of (a), (b), (c) and (d) above, free and clear of all Encumbrances, other than Permitted Encumbrances and subject to the Legal Restrictions. Notwithstanding the express language of this Section 3.9 or as may otherwise be provided in this Agreement, no representation or warranty is being made as to title to the internal wiring, house drops and unrecorded dwelling-unit easements, rights of entry or rights-of-way held or used by the Companies.

         3.10 Intangibles. Schedule 3.10 contains a true and correct description and list of the Intangibles (exclusive of those required to be listed in Schedule 3.8) that are owned or leased by any of the Companies and that are necessary for the conduct of the business or operations of the Systems as currently conducted. Except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the Systems or as disclosed in Schedule 3.10, none of the Companies is infringing upon any trademarks, trade names, copyrights or similar intellectual property rights of others.

         3.11 Information Regarding the Systems.
              ----------------------------------

             (a) Subscribers. Schedule 3.11 sets forth the approximate number of Equivalent Subscribers as of the date indicated therein (including the approximate number of Equivalent Subscribers served in each System) and sets forth a true, complete and correct statement of all Subscribers' rates, tariffs and other charges for cable television and other services provided by any of the Cable Companies, and a list of all free, discount or other promotional service obligations (other than those obligations which are regularly offered or arise in the ordinary course of the business and operations of the Cable Companies) of any of the Cable Companies, with respect to the Systems as of the date of this Agreement.

             (b) Certain System Information. Schedule 3.11 sets forth the approximate number of plant miles (aerial and underground) for each System, the approximate bandwidth capability of each System, the channel lineup for each System as of the date hereof, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Each of the respective channel lineups set forth in Schedule 3.11 is capable of being viewed in its entirety by each Subscriber in the applicable System (subject to ordinary course service interruptions).

             (c) Franchise and FCC Matters. Except as set forth in Schedule 3.11, all reports or other documents, payments or submissions required to be filed by any of the Companies with any of the Franchising Authorities or the FCC have been duly filed and were correct in all material respects when filed. Except as set forth in Schedule 3.11, the Companies are permitted under all applicable Franchises and FCC Regulations to distribute the television broadcast signals distributed by the Systems and to utilize all carrier frequencies generated by the operations of the Systems, and are licensed to operate in all material respects all the facilities of the Systems required by Legal Requirements to be licensed.

             (d) Request for Signal Carriage. Except for nonduplication and blackout notices received in the ordinary course of business, none of the Companies has received any FCC order requiring any System to carry a television broadcast signal or to terminate carriage of a television broadcast signal with which it has not complied, and, except as disclosed in Schedule 3.11, have complied in all material respects with all written and bona fide requests or demands received from television broadcast stations to carry or to terminate carriage of a television broadcast signal on a System.

             (e) Rate Regulatory Matters. Schedule 3.11 sets forth a list of all Governmental Authorities that are certified to regulate rates of the Systems pursuant to the Cable Act and FCC Regulations as of the date of this Agreement. Except as set forth in Schedule 3.11, no pending rate complaints have been filed with the FCC against the Systems according to the FCC's log dated January 1, 1999, which reflects rate complaints filed through December 31, 1998. Except as disclosed in Schedule 3.11, as of the date of this Agreement, none of the Companies has received any written notice and, to Seller's Knowledge, any notice (other than written notice) from any Governmental Authority that it has any unresolved obligation or liability to refund to subscribers of the Systems any portion of the revenue received by the Companies from subscribers of the Systems (excluding revenue with respect to deposits for converters, encoders, decoders and related equipment and other prepaid items). Buyer acknowledges that, except as expressly warranted in this Section 3.11(e), Seller and the Companies are not making any representation or warranty regarding any Rate Regulatory Matter and Buyer shall not be entitled to make any claim against Seller or the Companies arising out of or relating to any Rate Regulatory Matter.

              (f) Insurance. The Systems and Assets are insured against claims, loss or damage in amounts generally customary in the cable television industry and consistent with the Companies' past practices. All such policies are with financially sound insurers and are each outstanding and in full force and effect on the date hereof. As of the date hereof, within the past two (2) years, no insurance carrier has denied any material claim for insurance made by any Company in respect of any of the Systems and Assets or refused to renew any policy issued in respect of any of the Systems and Assets.

              (g) Right of First Refusal. Except as disclosed in Schedule 3.11, no Person (including any Governmental Authority) has any right to acquire any interest in any of the Systems (including, without limitation, any right of refusal or similar right), other than rights of condemnation or eminent domain afforded by law or upon the expiration or termination of or revocation or default under any Franchise.

         3.12 Taxes.
              ------

              (a) Seller has filed or has caused to be filed in a timely manner all required Tax Returns of the Companies with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed by the Companies (except Tax Returns for which the filing date has not expired or has been extended and such extension period has not expired), and all Taxes shown on such Tax Returns (other than sales, use and property Taxes in an aggregate amount not to exceed $150,000) have been properly accrued or paid to the extent such Taxes have become due and payable. Schedule 3.12 lists all jurisdictions where material Tax Returns are required to be filed with respect to the Companies. Except as set forth in Schedule 3.12, the Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all material unpaid Taxes payable by the Companies for all Tax periods and portions thereof through the date of such Financial Statements. Except as disclosed in Schedule 3.12, Seller has not, and none of the Companies have, executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. Except as disclosed in Schedule 3.12, none of the federal, state or local income Tax Returns filed by or on behalf of the Companies are currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending with respect to Taxes of the Companies. Except as disclosed in Schedule 3.12, (i) neither the Internal Revenue Service nor any other taxing authority has asserted any deficiency or claim for additional Taxes (other than sales, use and property Taxes in an aggregate amount not to exceed $150,000) against, or any adjustment of Taxes (other than sales, use and property Taxes in an aggregate amount not to exceed $150,000) relating to, any of the Companies, and (ii) there are no proposed reassessments of any property owned by any of the Companies that would affect the Taxes of any of the Companies. None of the Companies has any liability for the Taxes of any person (other than the members of the consolidated group of corporations of which Seller is the parent) pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated, combined or unitary Tax Return. There are no material Tax liens on any assets of the Companies, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

              (b) Since their inception, (i) each of the Companies has been a member of an affiliated group filing a consolidated federal income tax return pursuant to Code section 1501 of which Seller is the common parent, and (ii) each of the Companies has been a member of an affiliated group filing a consolidated or combined Virginia income tax return of which Seller is the common parent.

              (c) No consent under Section 341(f) of the Code has been filed with respect to any of the Companies.

              (d) Except as disclosed in Schedule 3.12, none of the Companies has been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

              (e) As of the Closing, there will be no tax sharing agreements or similar arrangements with respect to or involving any of the Companies.

         3.13 Employee Plans.
              ---------------

              (a) List of Benefit Plans. All of the Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of (including any amendments to) any such written Employee Plans or Compensation Arrangements have been furnished to Buyer. Any unwritten Employee Plans or Compensation Arrangements also are listed in Schedule 3.13. Except as disclosed in Schedule 3.13, none of the Companies are the plan sponsor of any of the Employee Plans or Compensation Arrangements.

              (b) Compliance. Each Employee Plan has been administered in material compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Legal Requirements.

              (c) Multiemployer Plans. Neither the Companies nor any of their ERISA Affiliates is contributing to, is required to contribute to, or has contributed within the last six years to, any multiemployer plan, as defined in ERISA Section 3(37) with respect to any employees of the Companies, and neither the Companies nor any of their ERISA Affiliates has incurred within the last six years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA with respect to any employees of the Companies.

              (d) Retiree Coverage. Except as described in Schedule 3.13, neither the Seller, the Companies or any ERISA Affiliate or either sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of the Companies, except to the extent required by Section 4980B of the Code.

              (e) Qualification Standards. Except as described in Schedule 3.13, with respect to each Employee Plan: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no condition or event exists or is reasonably expected to occur that could subject, directly or indirectly, any of the Companies to any material liability, contingent or otherwise, or the imposition of any lien on the assets of any of the Companies under the Code or

Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other entity; (iii) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code; (iv) no "reportable event," as that term is defined in Section 4043(c)(1) through (8) of ERISA and, to the knowledge of the Seller and the Companies, Section 4043(c)(9) of ERISA, ever has occurred with respect to any Employee Plan other than one for which the thirty (30) day notice has been waived by regulation and no reportable event has occurred or is reasonably expected to occur with respect to an Employee Plan which would require prior notice; (v) there are no unfunded liabilities with respect to any tax-qualified Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan; (vi) no nonexempt prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred that would subject any of the Companies to any material liability; and (vii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or with respect thereto as of the Closing will be paid by the Companies, on or prior to Closing or, if later, within the time period permitted by ERISA and the Code.

             (f) Deduction Issues. Except as specifically disclosed on Schedule 3.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, stay bonuses, severance, or unemployment compensation) becoming due to any director or employee of any of the Companies;
(ii) result in the payment of any compensation or other payments to any employees or former employees of the Companies that will not be deductible under the terms of Section 280G of the Code (iii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangements; or (iv) materially increase any benefits otherwise payable under any Employee Plan or Compensation Arrangement; except that the Companies may pay stay bonuses to the employees of the Companies in connection with the transactions contemplated by this Agreement so long as the same shall not be liabilities or obligations for which the Companies or Buyer would be responsibility after the Closing.

             (g) Employee Stock Options. There are no currently outstanding stock options or other rights extended to employees, directors or independent contractors of any of the Companies, or any their Affiliates that, in their current form and without regard to the transactions contemplated by this Agreement, would grant to such persons the ability to purchase or otherwise receive stock in any of the Companies at any time.

             (h) COBRA. With respect to the Companies, Schedule 3.13 contains a complete and accurate list of all covered employees and qualified beneficiaries, as such terms are defined under Section 4980B of the Code, as of the date hereof (including covered employees and qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the expected duration of such coverage. The Seller and the Companies agree to provide to Buyer at Closing an updated list of such covered employees and qualified beneficiaries with respect to the Companies, effective as of the Closing. The information required to be disclosed by this Section 3.13(h) shall either be included in
Schedule 3.13 as of the date this Agreement is executed or shall be provided to Buyer no later than 30 days after the date this Agreement is executed.

             (i) Labor Contracts. As of the date of this Agreement, there are no collective bargaining agreements, and no contracts or agreements with labor unions, relating to, involving or affecting the employees of the Companies to which any of the Companies is a party or by which it is bound, and none of the Companies has any obligation to bargain with any labor organization with respect to any such persons. As of the date of this Agreement, there are no unfair labor practice charges pending against any of the Companies and to the knowledge of Seller and the Companies there are neither any demands for recognition or any other requests or demands from a labor organization for representative status with respect to any persons employed by any of the Companies nor is any such activity threatened. As of the date of this Agreement, no employees of the Companies are presently members of any collective bargaining unit with respect to their employment with the Companies.

             (j) Employee, Officers and Directors. Schedule 3.13 lists the names and positions of each of the officers, directors and employees of each of the Companies, and the hourly wage or salary information for such employees (other than for officers and directors of the Companies who are compensated solely by Seller) has been previously delivered to Buyer and is accurate in all material respects as of the date hereof. The information required to be disclosed by this
Section 3.13(j) shall either be included in Schedule 3.13 as of the date this Agreement is executed or shall be provided to Buyer no later than 30 days after the date this Agreement is executed.

         3.14 Environmental Laws. Except as disclosed in Schedule 3.14: (a) the Companies' operations with respect to the Systems comply in all material respects with all applicable Environmental Laws as in effect on the Closing Date; and (b) the Companies have not used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for gasoline and diesel fuel and such use of Hazardous Substances (in cleaning fluids, solvents and other similar substances) customary in the construction, maintenance and operation of a cable communications system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for remediation. Except as disclosed in Schedule 3.14, as of the date of this Agreement, no Environmental Claim has been filed or issued against the Companies that is pending and unresolved. To Seller's Knowledge, the Companies' operations with respect to the Systems have complied with all applicable Environmental Laws, except such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

         3.15 Claims and Litigation. Except as disclosed in Schedule 3.15, as of the date of this Agreement, there is no claim, legal action, arbitration or other legal, administrative or tax proceeding, order, decree, judgment or complaint or, to Seller's Knowledge, investigation, dispute or controversy reasonably likely to result in litigation against or relating to the Companies, the Assets or the business or operations of the Systems (other than FCC and other proceedings generally affecting the cable television industry and not specific to the Companies and other than rate complaints or certifications filed by customers or Franchising Authorities) other than routine collection matters or ordinary course matters expected to be covered by insurance policies maintained by the Companies, subject to applicable deductibles.

         3.16 Compliance With Laws. Except as disclosed in Schedule 3.16 and except for any such noncompliance as has been remedied, each of the Companies, the Systems and the Assets are in compliance in all material respects with all Legal Requirements (including the Code,

ERISA, the National Labor Relations Act, the Cable Act, FCC Regulations, and the Copyright Act). Seller has made available to Buyer complete and correct copies of all FCC forms relating to rate regulation filed by the Companies with any Governmental Authority with respect to the Systems relating to rate regulation generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Systems, and any other documentation prepared by the Companies supporting an exemption from the rate regulation provisions of the Cable Act claimed by any Company with respect to the Systems. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, and without limiting the provisions of Section 6.14, it does not make any representation or warranty with respect to compliance with any Legal Requirements dealing with, limiting or affecting the rates which can be charged by its Systems to their Subscribers (whether for programming, equipment, installation, service or otherwise) or any other Rate Regulatory Matter.

         3.17 Transactions with Affiliates. Except to the extent disclosed in the Financial Statements and the notes thereto or in Schedule 3.17, it is not a party to any business arrangement or business relationship with any of its Affiliates, and none of its Affiliates owns any property or right, tangible or intangible, that is used in its business (other than in its capacity as a direct or indirect holder of its equity or debt).

         3.18 Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on its behalf in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability to Buyer, except that Seller has retained certain brokers and advisors and will pay all fees and expenses of such brokers and advisors in connection with the transactions contemplated hereby.

         3.19 Inventory. Each Cable Company has inventory, spare parts and materials relating to the Systems of the type and nature and maintained at a level consistent with past practice (the "Inventory"), and such Inventory will be sufficient to operate their respective businesses in the ordinary course for at least thirty (30) days after the Closing.

         3.20 Overbuilds; Competition. Except as set forth in Schedule 3.20, as of the date of this Agreement, (i) no construction programs have been undertaken by any Governmental Authority or other active cable television, multichannel multipoint distribution system (as defined by the rules and regulations of FCC), or multipoint distribution system provider in any of the Franchise Areas and, to Seller's Knowledge, without investigation but upon inquiry of its regional managers and as should reasonably be known to a reasonable cable television operator, no such construction programs are proposed or threatened to be undertaken; (ii) no franchise or other applications or requests of any Person to provide cable television service in the Franchise Areas have been filed more than two (2) weeks prior to the date hereof or, to Seller's Knowledge (subject to the same limitation referred to in clause (i) above), have been filed less than two (2) weeks prior to the date hereof or are pending, threatened, or proposed; (iii) there is no other cable television or other video services provider within any of the Franchise Areas which is providing or, to Seller's Knowledge (subject to the same limitation referred to in clause (i) above), has applied for a franchise to provide cable television services or other video services to any of the Franchise Areas in competition with any of the Cable Companies; and (iv) none of the Companies has received any written notice that any other provider of cable television services or other existing or prospective video service provider intends to provide such cable television or other video service in competition with any Company. Except as set forth in Schedule 3.20, no

Company is, nor is any Affiliate of any Company, a party to any agreement restricting the ability of any third party to operate cable television systems or any other video programming distribution business within any of the Franchise Areas.

         3.21 Disconnections. Schedule 3.21 sets forth (i) the number of Subscribers which each of the Cable Companies have disconnected from service during each of the six (6) months prior to the date hereof and (ii) a general description of the Cable Companies' policies relating to the connection and disconnection of Subscribers from service.

         3.22 Year 2000. Each Company has (i) initiated a review and assessment of all areas within its business that would reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by such Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan for addressing the Year 2000 Problem (the "Y2K Plan") on a timely basis, and (iii) to date, implemented the Y2K Plan.

         3.23 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of the Companies (as modified by the Seller's Disclosure Schedules) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date or the earlier termination of this Agreement.

SECTION 4:   [INTENTIONALLY OMITTED]
SECTION 5:   REPRESENTATIONS AND WARRANTIES OF BUYER
         Subject to any provisions of this Agreement limiting, qualifying or excluding any of the representations or warranties made herein, and to the disclosures set forth in Buyer's Disclosure Schedules, Buyer represents and warrants to Seller as set forth in this Section 5.

         5.1 Organization and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business in the places where such properties are now owned, leased or operated and in the manner in which such business is now conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party according to their respective terms. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except where such failure to be so qualified in such other jurisdictions would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement and the other Transaction Documents.

         5.2 Authorization and Binding Obligation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of Buyer, enforceable against

Buyer in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by Enforceability Exceptions.

         5.3 Absence of Conflicting Agreements; Consents. Assuming receipt of all Consents under the Franchises, Licenses and Contracts at or prior to the Closing and except for the expiration or termination of any applicable waiting period under the HSR Act and the filing by Buyer with the SEC of any reports required to be filed in connection with the consummation of the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party (with or without the giving of notice, the lapse of time, or both): (a) do not require any Consent of, notice to, or filing with any Governmental Authority or any other Person that will not have been obtained by Closing; (b) will not conflict with any provision of the Organizational Documents of Buyer, as currently in effect; (c) will not conflict with, in any material way, result in a material breach of, or constitute a material default under any Legal Requirement to which Buyer is bound; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement or instrument to which Buyer is a party. Notwithstanding the foregoing, Buyer does not make any representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of Seller or the Companies or as a result of any other facts that specifically relate to the business or activities in which Seller or the Companies is or proposes to be engaged, other than the cable television business.

         5.4 Claims and Litigation. Except as disclosed in Schedule 5.4, as of the date of this Agreement, there is no pending or written threat of a claim, legal action, arbitration, governmental investigation or other legal, administrative or tax proceeding pending, nor any order, decree or judgment in progress or pending, or to Buyer's Knowledge, threatened other than in writing, against or relating to Buyer or the assets or business of Buyer or its Subsidiaries (other than FCC and other proceedings generally affecting the cable television industry and not specific to Buyer or its Subsidiaries and other than rate complaints or certifications filed by customers or franchising authorities), that would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

         5.5 Investment Purpose; Investment Company. Buyer is acquiring the Purchased Shares for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller and the Companies have given Buyer complete and open access to the key employees, documents and facilities of the Companies. Buyer will undertake, prior to Closing, such further investigation and request such additional documents and information as it deems necessary. Buyer is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

         5.6 Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability to Seller or the Companies.

         5.7 Buyer Qualifications. Buyer is legally and financially qualified to be the transferee of control of the Companies as the holder of their respective Franchises and FCC Licenses, as applicable, and, in the case of the Cable Companies, the owner and operator of the Systems. Buyer has no Knowledge of any fact that would, under existing law and the existing rules, regulations, policies and procedures of any Franchising Authority or the FCC, (a) disqualify Buyer as a transferee of control of the Companies, as the holder of the Franchises and FCC Licenses, as applicable, or, in the case of the Cable Companies, as the owner and operators of the Systems or (b) be reasonably likely to cause any Franchising Authority or the FCC to fail to approve in a timely fashion any of the applications for Consent relating to the Franchises or the FCC Licenses. No waiver of any Legal Requirement, including without limitation, any rule or policy of any Franchising Authority or the FCC, is necessary to be obtained for the grant of the applications for the transfer of control of the Franchises or FCC Licenses to Buyer, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated hereby.

         5.8 Availability of Funds. Buyer has, and will have, as of the Closing Date, available sufficient cash, available lines of credit or other immediately available funds to enable it to consummate the transactions contemplated hereby.

         5.9 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of Buyer (as modified by Buyer's Disclosure Schedules) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date or the earlier termination of this Agreement.

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS
         6.1 Operation of Business Prior to Closing. Except as required by applicable Legal Requirements or as contemplated by this Agreement or Schedule 6.1, and subject to Seller's obligation to comply with the terms and conditions hereof and the operation of the Companies' businesses in the ordinary course, and except as consented to by Buyer, between the date hereof and the Closing Date, Seller will cause the Cable Companies to operate the Systems, and MGT and Mega to conduct their respective operations, in the ordinary course of business (subject to, and except as modified by, compliance with the following negative and affirmative covenants) and cause the Companies to abide by the following negative and affirmative covenants:

             (a) Negative Covenants. The Companies shall not do any of the following between the date hereof and the Closing Date:

                 (1) Franchises. Fail to timely file a valid request for renewal in accordance with Section 626(a) of the Cable Act, or fail to use commercially reasonable efforts to renew on substantially the same or on other commercially reasonable terms any Franchise that will expire after the date hereof and prior to the date which is thirty (30) months after the Closing

Date in accordance with its terms (it being understood that the Companies shall not be required to take any steps necessary to obtain renewals of any Franchise earlier than such steps are required to be taken by applicable FCC Regulations, and obtaining renewals of any Franchise shall not be a condition precedent to Buyer's obligations hereunder).

                 (2) Contracts. Enter into any new Contracts that will be binding on the Companies following the Closing or, except in the ordinary course of business, modify or amend in any material respect, any Contract that shall survive the Closing, in all cases, except: (A) agreements for the provision of services to customers on customary terms and conditions consistent with past practices; (B) the renewal or extension of any existing Contract on its existing terms, in all material respects, in the ordinary course of business; (C) with respect to utility pole attachment agreements, Contracts with terms as customarily required by the utility whose poles are utilized; (D) Contracts in connection with capital expenditures made in accordance with Section 6.1(b)(7);
(E) any other contracts or commitments entered into in the ordinary course of business (which for purposes hereof shall include, without limitation, all matters included in, or reasonably contemplated by, the Capital Budgets); (F) Contracts for or in connection with underground facilities construction and Contracts for or in connection with installation in Subscribers' homes of cable, converters and the like; (G) subject to Buyer's consent, Contracts for the acquisition (however effected) of assets, Equity Interests or otherwise, relating to subscribers to cable services within the Franchise Areas; or (H) any other contracts or commitments entered into the ordinary course of business that are terminable on not more than sixty days prior notice without the payment of any penalty or that do not involve post-Closing obligations in excess of One Hundred Thousand Dollars ($100,000) per annum in any one case or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate per annum.

                 (3) Disposition of Assets. Sell, assign, lease, swap or otherwise transfer or dispose of any of the Assets, except for Assets consumed or disposed of in the ordinary course of business.

                 (4) Encumbrances. Create, assume or permit to exist any Encumbrance upon the Assets, except for Permitted Encumbrances or other Encumbrances disclosed in Schedule 3.9 and subject to the Legal Restrictions.

                 (5) Indebtedness. Permit the Companies to incur any additional indebtedness for borrowed money, except to the extent (if not repaid at or prior to the Closing) included in the computation of Current Liabilities; provided that any such incurrence shall be in the ordinary course of business, the Companies shall give Buyer prior notice of such borrowing and such incurrence shall not include payment of a penalty or premium by the Companies in the case of the prepayment thereof.

                 (6) Compensation. Increase annually recurring compensation by more than 5%, on average, for the Companies' employees, except for customary merit or time-in-grade increases for qualifying employees or otherwise in accordance with the Companies' employee policies.

                 (7) Waivers. Waive any material right relating to the Systems or the Assets.

                 (8) Marketing Plan. Implement any new marketing plans not contemplated in the Companies' budgets, except as set forth in Schedule 6.1 or as consented to by Buyer, such consent not to be unreasonably withheld or engage in any marketing, subscriber installation or collection practices that are inconsistent in any material respect with the practices of the Cable Companies for the periods covered by the Financial Statements.

                 (9) Issuance of Equity Interests. Issue any additional Equity Interests of any Company or any option or other instrument exchangeable for or convertible into any such Equity Interest.

             (b) Affirmative Covenants. Seller shall, and shall cause the Companies to, do the following between the date hereof and the Closing Date:

                 (1) Access to Information. Subject to Buyer's obligations hereunder and under the Confidentiality Agreement with respect to confidentiality, allow Buyer and its authorized representatives reasonable access during normal business hours to the Assets and the physical plant, offices, properties and records of the Companies for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the Assets or the Companies that Buyer may reasonably request. Any investigation or request for information shall be conducted in such a manner as not to interfere with the business or operations of the Companies and the Systems.

                 (2) Insurance. Maintain the existing insurance policies on the Systems and the Assets (or comparable replacement policies).

                 (3) Books and Records. Maintain the Companies' books and records substantially in accordance with past practices.

                 (4) Financial and Operational Information. Furnish to Buyer (i) within forty-five days after the end of each month between the date hereof and the Closing Date, (A) month-end billing, month-end subscriber and month-end capital expenditure reports for each of the Systems; and (B) unaudited consolidated balance sheet and statement of operations such month (the "Interim Financial Statements"). The Interim Financial Statements (Y) shall be prepared, and upon delivery of each Interim Financial Statement to Buyer, Seller shall be deemed to represent and warrant to Buyer that such Interim Financial Statement has been prepared, in accordance with the books and records of the Companies and in accordance with GAAP on a consistent basis throughout the periods covered thereby, except for the absence of footnotes and statements of cash flows and adjustments described on Schedules 3.5 and 3.6; and (Z) shall fairly present in all material respects, and upon delivery of each Interim Financial Statement to Buyer, Seller shall be deemed to represent and warrant to Buyer that such Interim Financial Statement fairly presents in all material respects, the financial condition and operating results as of the dates and for the periods indicated therein, subject only to normal year-end adjustments.

                 (5) Compliance with Laws. Comply in all material respects with all Legal Requirements applicable to the Companies and the operation of the Systems.

                 (6) Keep Organization Intact. Except with respect to any voluntary departure of any of the Companies' employees between the date hereof and Closing, use commercially reasonable efforts to preserve intact the Companies' business and organization relating to the Systems and preserve for Buyer the goodwill of the Companies' suppliers, customers and others having business relations with them.

                 (7) Ordinary Course Capital Expenditures. The Companies shall make Ordinary Course Capital Expenditures reasonably required on the basis of past practices or the Companies' operations.

                 (8) Non-Ordinary Course Capital Expenditures. The Companies shall use their commercially reasonable efforts to make at the times and in the manner specified by Buyer in its written request (so long as such time and manner is reasonable) Non-Ordinary Course Capital Expenditures reasonably requested by Buyer pursuant to and in accordance with any written request of Buyer; provided it is understood and agreed that notwithstanding anything to the contrary contained in this Agreement, the Companies shall have no obligation to make any Non-Ordinary Course Capital Expenditures unless requested by Buyer in accordance herewith.

                 (9) Y2K Plan. Continue to implement the Y2K Plan substantially in accordance with the terms thereof.

                 (10) Rate Increase. Implement the Subscriber rate increase described in Schedule 6.1.

             (c) Certain Permitted Actions. Notwithstanding anything in this Agreement (including Sections 6.1(a) and (b) above) to the contrary, Buyer consents and agrees as follows:

                 (1) Contractual Commitments. Buyer acknowledges that the Companies may comply with all of their contractual commitments under their existing Contracts and under any Contracts entered into after the date of this Agreement in compliance with Section 6.1(a)(2) or with Buyer's consent (in each case, as such Contracts may be in effect from time to time in accordance with
Section 6.1(a)(2) or with Buyer's consent). The Companies may take such actions as are contemplated by the other Sections of this Agreement and otherwise comply with their obligations under the other Sections of this Agreement.

                 (2) Excluded Assets. The Companies may, prior to Closing, terminate, transfer or assign to Seller, its designee or any other Person, each of the Excluded Assets on such terms as shall be determined by Seller, in its sole discretion. Buyer and Seller hereby acknowledge and agree that none of Seller's representations and warranties made herein shall be deemed to be made as to any matters that arise out of or relate to any Excluded Assets, and the failure to disclose matters on Seller's Disclosure Schedules as to matters that arise out of or relate to any Excluded Asset shall not be and shall not result in a breach, default or misrepresentation under any representation, warranty, covenant or agreement set forth in this Agreement or any other Transaction Documents.

         6.2 Confidentiality; Press Release.
             -------------------------------

             (a) Buyer and Seller are parties to a Confidentiality Agreement dated April 14, 1999 (the "Confidentiality Agreement"). Notwithstanding the execution, delivery and performance of this Agreement, or the termination of this Agreement prior to Closing, the

Confidentiality Agreement shall remain in full force and effect in accordance with its terms, but shall expire concurrently with the Closing hereunder.

             (b) No party will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except with the prior approval (not to be unreasonably withheld) of the other party or as required by law, except that if any such disclosure is required by law, no party will make such disclosure without first providing to the other party an advance copy of any such disclosure and a reasonable opportunity to review and comment.

         6.3 Cooperation; Commercially Reasonable Efforts. Without limiting any of the obligations of the parties hereunder, the parties shall cooperate with each other and their respective counsel, accountants, agents and other representatives in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable. Subject to the terms of a confidentiality agreement in form and substance reasonably acceptable to Buyer and Seller and to be executed and delivered by Buyer and Seller, Buyer shall provide to Seller such information relating to Buyer and its Subsidiaries and their businesses and operations as Seller shall reasonably request.

         6.4 Consents.
             ---------

                 (a) Following the execution hereof, until the Closing Date, Seller shall use its commercially reasonable efforts, and shall cause the Companies to use their commercially reasonable efforts, and Buyer shall use its commercially reasonable efforts to obtain as expeditiously as possible all Consents required to be obtained by the Companies, including Consents under the Franchises, FCC Licenses and Contracts of the Companies. Seller shall, and shall cause the Companies to, and Buyer shall, prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including FCC Forms 394 or other appropriate forms) required to be filed with the FCC and any Franchising Authority that are necessary for the transfer of control to Buyer in connection with the consummation of the transactions contemplated by this Agreement of the Franchises and the FCC Licenses identified in Schedule 3.8, which applications shall include a request that Seller and its Affiliates be unconditionally released of any guarantee or surety of any of the Companies' obligations or performance thereunder in connection therewith. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Consents required under any Contract, which requests shall include a request that Seller and its Affiliates be unconditionally released of any guarantee or surety of any of the Companies' obligations or performance thereunder in connection therewith. If any Contract requires Buyer to assume such Contract or the obligations of any of the Companies thereunder in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall, effective as of Closing, assume any such Contracts and obligations pursuant to an instrument reasonably acceptable to all parties thereto. If, notwithstanding their commercially reasonable efforts, Seller and the Companies are unable to obtain any of the Consents, none of the Companies nor Seller shall be liable to Buyer for any breach of covenant, and, for the avoidance of doubt, after the Closing, Seller shall not have any obligation with respect to obtaining any Consents or any liability for the failure of such Consents to be obtained. Except as expressly set forth in Section 6.4(b) below, nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer, Seller or, prior to consummation of the Closing, any Company, or any adjustment to the Cash Consideration to be paid to Seller.

             (b) Seller agrees that if in connection with the process of obtaining any Consent, a Governmental Authority or other Person purports to require any significant adverse condition, change or additional or materially different adverse terms to a Franchise, License or Contract to which such Consent relates that would be applicable to Buyer or the Companies as a requirement for granting its Consent, Buyer's approval is required before Seller accepts any such conditions, changes or additional or different terms (it being agreed by Buyer for purposes of this Agreement, without otherwise limiting whether any other conditions, changes or additional or different terms are acceptable, that (i) any conditions, changes or additional or different terms, expenditures in respect of which are included in, or reasonably contemplated by, the Capital Budgets shall be deemed to be acceptable for purposes hereof and
(ii) any requirement that Buyer or any Affiliate controlled by Buyer provide a guarantee or other surety for the performance of Buyer's obligations under any such Franchise, License or Contract to substantially the same extent that Seller or its Affiliates are required to provide any such guarantee or surety for any of the Companies as of the date hereof shall be deemed to be commercially reasonable for purposes hereof).

             (c) Buyer shall promptly furnish to any Governmental Authority or other Person from whom a Consent is requested such accurate and complete information regarding Buyer and its Subsidiaries, including financial information concerning Buyer and other information relating to the cable and other media operations of Buyer, as a Governmental Authority or other Person may reasonably require in connection with obtaining any Consent, and Buyer shall promptly furnish to Seller a copy of any such information provided to a Governmental Authority or other Person, and any other information concerning Buyer as Seller may reasonably request in connection with obtaining any Consent.

             (d) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that Seller and the Companies will control and manage the process of obtaining Consents and neither Buyer nor any of its employees, agents, representatives or any other Person acting on behalf of Buyer will contact any Governmental Authority or other Person from whom a Consent is sought for the purpose of seeking any amendment, modification or changes to any Franchise, License or Contract, for the purpose of waiving or extending the time period in which such Governmental Authority or other Person is required to act on the request for Consent, or for any other purpose that would have the result of hindering or delaying the receipt of any Consent; provided that it is understood and agreed that nothing herein shall prevent Buyer (or its employees, agents, representatives or any other Person acting on behalf of Buyer) from responding to requests initiated by Governmental Authorities or other Persons from whom a Consent is sought so long as such response does not relate to any of the foregoing prohibited matters and Buyer shall use commercially reasonable efforts to apprise the Companies of all such requests.

             (e) Buyer agrees that if any Consent related to a Franchise, FCC License or Contract that includes a guarantee or surety by Seller or any of its Affiliates of any of the Companies' obligations or performance thereunder does not include an unconditional release thereof, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all claims, losses, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, arising out of any such guarantee or surety; provided, however, that Buyer's indemnification and hold harmless obligation under this Section 6.4(e) shall only relate to guarantees and sureties disclosed on Schedule 6.4(e).

             (f) At least five (5) Business Days prior to the date scheduled for Closing, Seller shall deliver to Buyer a notice that the condition set forth in the second sentence of Section 7.1(c) has been satisfied.

             (g) From and after Closing, Buyer agrees that it shall (i) cause the Companies to complete the institutional network projects described in
Schedule 6.4(g) hereto (the "Institutional Network Projects") and (ii) to the extent that Seller or any Affiliate of Seller provides a guarantee or other surety for the obligations or liabilities of the Companies arising under the Institutional Network Projects, Buyer shall provide a guarantee or other surety to substantially the same extent that Seller or any of its Affiliates is required to provide any such guarantee or surety for any of the Companies in connection with such Institutional Network Projects as of the date hereof. To the extent that any guarantee or surety by Seller or any of its Affiliates under any Contract or Franchise related to the Institutional Network Projects is not released unconditionally at Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all claims, losses, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, arising out of any such guarantee or surety; provided, however, that Buyer's indemnification and hold harmless obligation under this Section 6.4(g) shall only relate to guarantees and sureties disclosed on Schedule 6.4(e).

         6.5 HSR Act Filing. As soon as practicable after the execution of this Agreement, but in any event no later than fifteen (15) days after such execution (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its notification and report) if not filed by the expiration of such fifteen (15) day period, the parties will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act; and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Seller shall be required to agree to any prohibition, limitation or other requirements that would (i) prohibit or limit in any materially adverse respect the ownership or operation by a party or any of its Affiliates of any portion of its business or assets or any of its Affiliates, or compel such party or any of its Affiliates to dispose of or hold separate any portion of the business or assets of such party or any of its Affiliates or (ii) prohibit such party or any of its Affiliates from effectively controlling in any material respect the business or operations of such party or any of its Affiliates.

         6.6 Buyer's Qualifications and Financing and Actions by Parties.
             (a) Buyer covenants that it is, and, to the extent within its control, shall remain, legally, financially and otherwise qualified to be the transferee of control of the Companies as the holder of the Franchises and the Licenses and the owner and operator of the Assets and the Systems. Neither Buyer nor any of its Affiliates will take any action that does, or could reasonably be expected to, disqualify Buyer to be the transferee of control of the Companies as the holder of the Franchises and the Licenses and the owner and operator of the Assets and Systems. Should Buyer become aware of any fact or circumstance that could reasonably be expected to disqualify Buyer as the transferee of control of the Companies, Buyer will promptly notify the Companies in writing thereof and will remove, to the extent within its control, any such disqualifying fact or circumstance.

             (b) At all times between the date hereof and the Closing Date, Buyer will take all necessary or advisable actions to ensure, and Buyer will ensure, that Buyer is able to deliver the Cash Consideration at Closing. From the date hereof until Closing, Buyer will promptly notify Seller of any event that occurs or circumstance that arises that could prevent Buyer from being able to deliver the Cash Consideration at Closing and shall take all actions necessary to cure or remove such event or circumstances before Closing.

             (c) No party hereto, nor any of their respective Affiliates, will take any action that is inconsistent with its obligations under this Agreement or which does, or would reasonably be expected to, hinder or delay the consummation of the transaction contemplated by this Agreement.

         6.7 Satisfaction of Intercompany Payables and Receivables. At or prior to Closing, Seller shall take all such actions as it determines are reasonably necessary such that the Companies shall have no obligations with respect to the Intercompany Payables or guarantees or sureties made by any Company in favor of Seller and Seller's Affiliates (other than the Companies), nor any rights with respect to the Intercompany Receivables.

         6.8 Retention of and Access to the Companies' Records. Except as provided in Section 6.10(c)(1) and subject to the terms of a confidentiality agreement in form and substance reasonably acceptable to Buyer and Seller and to be executed and delivered by Buyer and Seller, Seller shall, for a period of five years from the Closing Date, have access (provided a representative of Buyer is present) to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Buyer, all of the books and records relating to the Companies, the Assets and the Systems that were transferred to Buyer pursuant to this Agreement. Buyer shall retain and preserve all such books and records for such five year period. Subsequent to such five year period, Buyer shall only destroy such books and records if there is no ongoing litigation, governmental audit or other proceeding, and subsequent to thirty days' notice to Seller of its right to remove and retain such books and records or to copy such books and records prior to their destruction.

         6.9 Employee Matters.
             -----------------

                  (a) Effective as of the Closing, Buyer shall offer employment to, or shall cause the Companies to continue the employment of, all persons who were employees of the Companies immediately prior to Closing. Prior to Closing, Seller will consider any reasonable request by Buyer to implement an employee retention plan for employees of the Companies. All employees of the Companies shall be employed on such terms and conditions as are substantially similar in the aggregate to the terms and conditions of employment of similarly situated employees of Buyer and its ERISA Affiliates. Effective as of the Closing, Buyer shall grant to each employee of any of the Companies past service credit for such employee's service with (i) the Companies, (ii) any Affiliate of Seller, and (iii) any predecessor employer, to the extent that service with the predecessor is credited under any Employee Plan or Compensation Arrangement as of the Closing Date; Buyer shall grant such past service credit for all purposes, other than for purposes of benefit accrual under any defined benefit retirement plan, under every "employee benefit plan" as defined in
Section 3(3) of ERISA and every other compensation arrangement sponsored by, maintained by or contributed to by Buyer or any of its ERISA Affiliates for similarly situated employees.

             (b) On and after the Closing Date, Buyer shall offer group health plan coverage to all of the employees of the Companies (and to the spouse and dependents of such employees) on terms and conditions generally applicable to all of Buyer's similarly situated employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition waiting periods for all such employees covered by the group health care plan of the Companies as of the Closing and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. In addition, Buyer shall credit all payments toward deductible, out-of-pocket and co-payment obligation limits under the Companies' health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to employees of the Companies (and the spouse and any dependents of such employees) who become employed by Buyer or remain employed by any of the Companies after the Closing.

             (c) On and after the Closing Date, Buyer shall assume full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" who is or was an employee of any of the Companies and any "qualified beneficiary" related to such employee or former employee who is covered by an Employee Plan which is a "group health plan," who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

             (d) From and after the Closing, Buyer shall, and shall cause the Companies to, make severance payments in accordance with the terms of this subsection and Seller's and the Companies' existing practices with respect to severance (two weeks of total compensation for each year of employment, pro rated, with a maximum of 39 weeks paid), to all persons who (i) were employees of the Companies immediately prior to the Closing, (ii) continued employment with the Companies or otherwise accepted offers of employment made by Buyer and
(iii) have their employment terminated (other than for cause) by Buyer or the Companies, as applicable, prior to the first (1st) anniversary of the Closing Date. For purposes of determining the amount of severance payments to be made pursuant to the preceding sentence, Buyer and the Companies shall give terminated employees past service credit for such employees' service with (x) the Companies, (y) any Affiliate of Seller, and (z) any predecessor employer, to the extent service with the predecessor is credited by Seller and the Companies as of the Closing Date under their severance policies.

             (e) Buyer shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the Worker Adjustment and Retraining and Notifications Act and similar laws and regulations (collectively, the "WARN Act") arising out of the transactions contemplated herein, or otherwise at anytime after the Closing Date. At Closing, the Seller shall furnish to Buyer a list of all employees that have been terminated by the Companies throughout the ninety (90) day period ending on the Closing Date.

             (f) Buyer shall provide long term disability benefits to the employees of the Companies who are receiving such benefits under the Employee Plans as of the Closing Date under terms substantially similar to the terms of the Long Term Disability Benefit provisions of the MG Advantage Flexible Benefits Plan. Buyer shall provide long term disability benefits under the terms of Buyer's long term disability program to employees of the Companies who are not receiving long term disability benefits under the Employee Plans as of the Closing Date but who subsequently become eligible for long term disability benefits, regardless of whether the event or condition entitling such employee to long term disability benefits occurred on, prior to or after the Closing Date.

             (g) The Seller shall furnish to Buyer as soon as practicable prior to the Closing a list, calculated as of the Closing Date, estimating the amounts of compensation deferred by each employee of the Companies under the Thrift Plan Plus of Media General, Inc. during the calendar year in which the Closing occurs.

             (h) Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any of the employees of the Companies as of the Closing Date under any Employee Plan or Compensation Arrangement, other than liabilities for or under (i) any Employee Plan or Compensation Arrangement administered as a payroll practice, including vacation pay, sick leave pay, short term disability pay, occasional disability pay, and holiday pay, (ii) the Employee Assistance Program currently in operation at Fairfax, (iii) with respect to employees of the Companies, the Executive Automobile Program, (iv) with respect to the employees of the Companies who are receiving long term disability benefits, the Long Term Disability Benefit provisions of the MG Advantage Flexible Benefits Plan, and (v) any commission or similar incentive compensation arrangements.

             (i) Except as otherwise provided in this Section 6.9, Seller shall be responsible for and shall cause to be discharged and satisfied in full all liabilities under any Employee Plans that are employee welfare benefit plans (within the meaning of ERISA) for all claims incurred through the Closing Date, whether or not such claims are submitted for payment or reimbursement on or before the Closing Date.

             (j) As of the Closing Date, the Seller shall cause all the employees of the Companies to cease participation in any of the Employee Plans or Compensation Arrangements maintained by or on behalf of the Seller.

             (k) The Seller shall be responsible for and shall cause to be discharged and satisfied in full any and all "withdrawal liability," as defined under Section 4201 et seq. of ERISA, that the Seller of any of its ERISA Affiliates has incurred or may incur in the future.

              (l) This Section 6.9 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of the Companies or spouse or dependents of such Persons.

         6.10 Tax Matters.
              ------------

              (a) Section 338(h)(10) Election.
                  ----------------------------

                  (1) Seller and Buyer shall make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws with respect to the Companies (the "Section 338(h)(10) Elections"); provided, however, that if federal legislation which would have a Tax Efficient Effect is not enacted prior to December 31, 1999, and if Buyer gives notice to Seller in writing at least 30 days prior to Closing that it does not desire to make the Section 338(h)(10) Elections, then Seller and Buyer shall not make the Section 338(h)(10) Elections. Seller and Buyer shall report the transactions contemplated by this Agreement consistent with such Section 338(h)(10) Elections and shall take no position contrary thereto. Seller shall pay to the applicable taxing authority any Tax attributable to the Section 338(h)(10) Elections, provided that Buyer shall reimburse Seller for any liability for Taxes arising solely out of the purchase of the Shares by Buyer in conjunction with the Section 338(h)(10) Elections to the extent such liability exceeds the liability for Taxes that would have arisen solely out of the purchase of Shares by Buyer in the absence of the Section 338(h)(10) Elections; provided, however, that Buyer's obligation to reimburse Seller pursuant to this Section 6.10(a)(1) shall not, based upon actions taken by Seller or its Affiliates after the date hereof, exceed the amount that Buyer would be required to pay to Seller if the Closing had occurred on the date of this Agreement, taking into account Seller's basis in the Purchased Shares and the Companies' basis in the Assets as of the date of this Agreement. For purposes of computing the amount to be reimbursed by Buyer pursuant to the preceding sentence, Taxes shall be computed at the highest applicable marginal rate, and it shall be assumed that neither Seller nor its Affiliates had any items of income, gain, loss, or deduction or credit other than that resulting from (i) the operations of the Companies and (ii) the transactions contemplated by this Agreement. Seller shall give notice to Buyer of its calculation of the reimbursement to be made by Buyer pursuant to this
Section 6.10(a)(1), which notice shall include work papers supporting such calculation and shall include wire transfer instructions for such payment. Seller shall promptly make available to Buyer such information as Buyer reasonably requests to allow Buyer to examine the accuracy of the reimbursement calculation. Buyer shall pay the reimbursement amount shown on such notice by wire transfer of immediately available funds to Seller within 10 days of receipt by Buyer of such notice; provided, however, that if Buyer disputes the calculation set forth in such notice, Buyer shall pay the undisputed amount, and the parties shall resolve such dispute with respect to any remaining amounts, in accordance with the procedures set forth in Section 2.5(a). Any amount paid pursuant to this Section 6.10(a)(1) shall be considered to be an adjustment to the Cash Consideration.

                  (2) After Closing, Seller and Buyer agree to use commercially reasonable efforts to agree to an allocation of the modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) among the assets of the Companies within sixty (60) days after the Closing Date; provided, however, that if Seller and Buyer shall not have agreed on such allocation by the sixtieth (60th) day following the Closing Date, such allocation shall be made in accordance with the appraisal of a recognized appraisal firm chosen and retained by mutual agreement of Buyer and Seller, the fees and expenses of which shall be paid one-half by Seller and one-half by Buyer. Seller and Buyer shall reflect such allocation in all applicable Tax Returns filed by any of them. Neither Seller nor Buyer shall take a position before any Taxing Authority or otherwise (including in any Tax Return) inconsistent with such allocation.

                 (b) Filing of Tax Returns. Seller shall be responsible for the preparation and filing of all Tax Returns of the Companies for all taxable periods that end on or before the Closing Date, including Tax Returns of the Companies for periods that end on or before the Closing Date but are due after the Closing Date, and Seller shall be responsible for the contents of such Tax Returns and the payment of all Taxes due with respect thereto. Seller shall have the sole authority to deal with any matters relating to Tax Returns of the Companies for periods ending on or prior to the Closing Date. Buyer shall be responsible for the preparation and filing of all Tax Returns of the Companies for all taxable periods that end after the Closing Date (including taxable periods beginning before and ending after the Closing Date), and Buyer shall be responsible for the contents of such Tax Returns and the payment of all Taxes due with respect thereto. Buyer shall have the sole authority to deal with any matters relating to Tax Returns of the Companies for periods ending after the Closing Date.

                 (c) Cooperation on Tax Matters.
                     ---------------------------

                     (1) Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller or Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

                     (2) Seller and Buyer further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                     (3) Each of Buyer and Seller shall promptly deliver to the other any notice from any Tax authority received by it relating to Taxes for which the other is or may be liable pursuant to this Agreement.

             (d) Refunds. Except to the extent taken into account in Working Capital, Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, or any Company attributable to Taxes paid by Seller or any Company with respect to any taxable period ending on or before the Closing Date. Seller shall promptly pay or cause to be paid to Buyer all refunds of Taxes and interest thereon received by Buyer or any Affiliate of Buyer attributable to Taxes paid by Buyer with respect to any taxable period ending after the Closing Date.

         6.11 Media General Name and Affiliated Services.
              -------------------------------------------

              (a) The parties agree that Seller and its Affiliates (other than the Companies) shall retain the right to use the names "Media General," and any and all derivations thereof, and, after Closing, Buyer shall, and shall cause the Companies to, remove or delete the name "Media General" and all derivations thereof from the Assets as soon as reasonably practicable, but in any event, by the sixtieth (60th) day following Closing. Until such removal or deletion in accordance with the preceding sentence, in order to facilitate the transition of ownership of the Systems pursuant to the transactions contemplated by this Agreement, the name "Media General" and all derivations thereof may remain on the tangible assets included in the Assets. Notwithstanding the foregoing, Buyer shall not be required to remove or discontinue using the "Media General" name as same may appear on inventory and assets, identification tags or on converters, modems or similar items in customers' homes or properties making such removal or discontinuation impracticable for Buyer. On the Closing Date, immediately following the Closing, Buyer shall cause the Companies to change their respective corporate names to names which do not include the name "Media General" or any derivations thereof by filing appropriate amendments to their respective Organizational Documents with the appropriate Governmental Authorities. From and after the sixtieth (60th) day following the Closing, Seller and its Affiliates (other than the Companies) shall retain the sole and exclusive right to use the names "Media General," and any and all derivations thereof, subject to the use thereof permitted by the third sentence of this
Section 6.11(a). Notwithstanding the foregoing, after Closing, Buyer shall not, and shall cause the Companies not to, (i) use any stationery containing the name "Media General" or any derivation thereof or (ii) make any public announcement or communication using the name "Media General" or any derivation thereof.

              (b) The parties acknowledge and agree that (i) all the services currently provided for the Companies by Seller and its other Affiliates, and by the Companies to Seller or any of its other Affiliates are described in Schedule
6.11 and that, effective as of the Closing, all agreements and arrangements therefor between any of the Companies and Seller or any of its Affiliates shall be terminated and (ii) after Closing, Seller and its Affiliates shall no longer provide such services for the Companies, and the Companies shall no longer provide such services for Seller or its Affiliates.

         6.12 No Recourse; Release of Claims. Anything in this Agreement or applicable law to the contrary notwithstanding, other than claims against Seller or the Companies as and to the extent expressly provided for in Sections 9.4 and 10 of this Agreement, Buyer will not have any claim or recourse against any of the Released Parties as a result of the breach of any representation, warranty, covenant or agreement of Seller or the Companies contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the Transaction Documents or the business or operations of the Companies prior to the Closing, including, without limitation, any implied representations or warranties (including, without limitation, any warranties of fitness for a particular purpose). Effective as of the Closing, Buyer and each of its Subsidiaries hereby release and forever discharge each of the Released Parties from all actions, causes of action, suits, debts and claims arising out of facts or circumstances prior to the Closing, whether at law or in equity or otherwise, which Buyer ever had or now or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever related to the Companies, whether, contingent, accrued or otherwise arising out of facts or circumstances prior to the Closing; provided that the foregoing shall not limit Buyer's rights provided in Section 10, subject to the limitations provided for therein.

         6.13 Exculpation and Indemnification. After the Closing, Buyer and the Companies will be bound by and will assume the same obligations to satisfy (and Buyer and will cause the Companies to continue to satisfy) the rights of exculpation, indemnification and advancement of expenses to which the present and former, directors, officers, employees and agents of the Companies and any of their respective Affiliates are entitled with respect to any matter existing or occurring prior to the Closing and/or with respect to this Agreement and the Transaction Documents, under the Companies' Organizational Documents, by contract or agreement or by resolution of the Board of Directors of the Companies, in accordance with the terms and conditions of any such exculpation and indemnification provisions as in effect on the date of this Agreement (other than for any directors and officers of the Companies and their Affiliates, who were not employees of the Companies, but, at the appropriate time for determining their entitlement to exculpation, indemnification and advancement of expenses, are employees of Seller or its Affiliates). Without limiting the foregoing, Buyer agrees to maintain in place for a period of not less than six years from the Closing, for the benefit of the parties mentioned in the foregoing sentence, directors' and officers' insurance, on substantially the same terms and to the same extent as presently in effect for the Companies.

         6.14 Rate Regulatory Matters. The parties acknowledge and agree that notwithstanding anything in this Agreement or any other Transaction Document to the contrary (including any representation or warranty made by Seller in Sections 3.11(e), 3.15 or 3.16), any matter relating to, in connection with or resulting or arising from any Rate Regulatory Matter, or any actions taken prior to or after the date hereof by Seller or the Companies to comply with or in a good faith attempt to comply with any Rate Regulatory Matter (including any rate reduction, refund, penalty or similar action having the effect of reducing the rates previously or subsequently paid by subscribers, whether instituted or implemented by or imposed on the Companies and changes to rate practices instituted or implemented by or imposed on the Companies), shall not: (a) cause or constitute, directly or indirectly, a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or any other Transaction Document (and such representations, warranties, covenants, and agreements shall hereby be deemed to be modified appropriately to reflect and permit the impact and existence of such Rate Regulatory Matters and to permit any action by the Companies to comply with or attempt in good faith to comply with such Rate Regulatory Matters); (b) otherwise cause or constitute, directly or indirectly, a default or breach by Seller under this Agreement or any other Transaction Document; (c) result in the failure of any condition precedent to the obligations of Buyer under this Agreement or any other Transaction Document; (d) otherwise excuse Buyer's performance of its obligations under this Agreement or any other Transaction Document; or (e) give rise to any claim for (i) any adjustment to the Cash Consideration or other compensation or (ii) indemnification.

         6.15 Disclosure Schedules. The parties acknowledge and agree that (i) the Seller's Disclosure Schedules and Buyer's Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties hereto and (ii) the disclosure of any matter in the Seller's Disclosure Schedules or Buyer's Disclosure

Schedules shall not be deemed to constitute an acknowledgment by Seller or the Companies, in the case of the Seller's Disclosure Schedules, or Buyer, in the case of Buyer's Disclosure Schedules, that the matter is material or is required to be disclosed under this Agreement. If any particular Schedule forming part of the Seller's Disclosure Schedules or Buyer's Disclosure Schedules discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule forming part of the Seller's Disclosure Schedules or Buyer's Disclosure Schedules, as the case may be, readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

         6.16 News Channel. From and after Closing, Buyer shall provide to Seller (or any Affiliate of Seller designated by Seller), for a term which shall be mutually agreed by Buyer and Seller, without charge to Seller, one fully-dedicated cable channel (including, without limitation, the vertical blanking interval), carried on the System's Limited Service (as such term is used on the channel line-ups of the Systems included in Schedule 3.11) ("Limited Service") tier, on each System, on which Seller or its Affiliates shall be entitled to transmit a predominately local news service (the "Service"), and Buyer shall transmit the Service, in its entirety, without alteration or delay, to all System Subscribers as part of Limited Service at no separate or additional charge to System Subscribers. The cable channel on which the Service is transmitted shall not be changed without Seller's prior written consent. Buyer and Seller shall cooperate and use commercially reasonable efforts to facilitate the transmission and distribution of the Service on such dedicated cable-channel, and Buyer agrees to take (and cause its Affiliates to take) all other actions reasonably requested by Seller and necessary to implement the transmission and distribution of the Service, consistent with this Section 6.16. Without limiting the foregoing, if the FCC issues a non-appealable final order requiring Buyer or any successor or permitted assign of Buyer to add an additional broadcast channel to a System's Limited Service tier line-up on the cable channel reserved exclusively for the Service pursuant to this Section 6.16, then the current operator of such System shall place the Service on another Limited Service tier channel; provided, however, that if all of such System's Limited Service channels are filled by local broadcast channels carried pursuant to the FCC's mandatory broadcast signal carriage rules, the current operator of such System shall place the Service on a cable channel that is the next lowest cable channel which is not filled by local broadcast channels carried pursuant to the FCC's mandatory broadcast signal carriage rules on the next lowest tier of service. The provisions of this Section 6.16 shall be binding on Buyer and its Affiliates and their respective successors and permitted assigns, and Buyer shall cause all such successors and permitted assigns, including, without limitation, all subsequent purchasers of the Systems, to assume and perform all of Buyer's and its Affiliates' obligations hereunder. Seller will be responsible for providing all of the content of the Service to Buyer and for obtaining all necessary licenses, including, without limitation, copyright and trademark licenses, necessary for Buyer to transmit the content of the Service to all System Subscribers. Seller will indemnify and hold Buyer harmless from and against any and all losses, liabilities, claims, costs, damages and expenses arising out of the content of the Service (including, without limitation, any promotional or advertising spots inserted in the Service by Seller), including, without limitation, any losses, liabilities, claims, costs, damages and expenses based on any suit, lien, encumbrance, charge, administrative proceeding, government investigation or litigation relating to the Service, any program contained therein or any component thereof, or based upon alleged or proven libel, slander, defamation, invasion of privacy or publicity, or violation of copyright, literary or music synchronization rights, obscenity, indecency or any other forms of speech or otherwise arising out of the content of the Service as provided by Seller. Subsequent to reasonable notice from Buyer and a reasonable opportunity to cure by Seller, Buyer may terminate carriage of Seller's Service if, in Buyer's good faith determination (based upon reasonable evidence and circumstances), the content exhibited or to be exhibited on the Service has or would be reasonably likely to jeopardize any of the Franchises or Buyer's retention of any of the Franchises.

         6.17 Environmental Investigations. As soon as practicable after the date of this Agreement (but in no event more than 60 days after the date of this Agreement), Buyer may obtain at Buyer's expense a Phase I environmental audit of the Real Property (which shall include a limited asbestos survey), or on such parcels of the Real Property as Buyer may determine. Buyer shall engage Eneco Tech, Inc. or, at Buyer's option, another nationally known environmental auditing company to perform the aforesaid audit. Seller and the Companies will comply with any reasonable request for information made by Buyer or its agents in connection with any such investigation and shall afford Buyer and its agents access to all operations of the Companies, including, without limitation, all areas of the Real Property, at reasonable times and in a reasonable manner in connection with any such investigations. If the results of those investigations would cause a reasonable purchaser to perform further investigations or testing with respect to any of the Real Property, Buyer shall cause to be performed Phase II environmental audits with respect to such Real Property, which shall be completed no more than 120 days after the date of this Agreement. Buyer agrees to promptly deliver to Seller copies of all audits and other reports obtained by Buyer with respect to such investigations and, at Seller's expense, all other information related thereto which is reasonably requested by Seller. Further, Buyer agrees to restore any test borings and other physical damage to any of the assets and properties of any of the Companies caused by such investigations which in no event shall be deemed to obligate Buyer to remediate any environmental problems).

         6.18 No Shop. None of Seller, the Companies or their Affiliates shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any substantial portion of the Assets or the Systems (through the sale of the Companies' stock, merger, combination, asset sale, lease or otherwise).

         6.19 Franchise Consents Not Obtained. If, as of the Closing, any of the Franchise Consents have not been obtained, but the conditions set forth in
Section 7.1(c) and 7.2(c) of this Agreement have been satisfied or waived, then the parties shall negotiate in good faith an agreement to provide for the operation by Seller or its Affiliates after the Closing until such Franchise Consents are obtained, for the benefit of Buyer, of that portion of the Systems serving the Franchise Areas in respect of which such Franchise Consents have not been obtained, including, without limitation, the establishment of a trust to hold the Franchises for which Consents have not been obtained or such other appropriate structure, on such terms as Buyer and Seller shall reasonably agree; provided, however, that Buyer and Seller acknowledge and agree that Seller shall have no obligation pursuant to this Section 6.19 to the extent that any such agreement, operation or structure would have an adverse effect on Seller or any portion of its business or operations or would result in Seller incurring any liability, obligation or expense which is not reimbursed by Buyer or the Systems.

SECTION 7:   CONDITIONS TO OBLIGATIONS TO CLOSE
         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment (or waiver at the option of Buyer) prior to or at the Closing of each of the following conditions:

             (a) Representations and Warranties of the Companies and Seller. The representations and warranties of Seller set forth in Section 3 which are expressly stated to be made as of the date of this Agreement or another specified date shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein related to materiality or Material Adverse Effect) as of such date and all other representations and warranties of Seller set forth in Section 3 shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein related to materiality or Material Adverse Effect) at and as of the time of the Closing as though made at and as of that time; provided that for purposes of the foregoing, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

             (b) Covenants. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing, except to the extent that the aggregate effect of the failure to so perform or comply does not constitute a Material Adverse Effect.

             (c) FCC Consents and Franchises. The Material FCC Consents shall have been obtained. The aggregate number of Equivalent Subscribers as of any applicable date, in those Franchise Areas that are Transferable Franchise Areas shall be at least ninety percent (90%) of the aggregate number of Equivalent Subscribers in all Franchise Areas as of such applicable date.

             (d) Hart-Scott-Rodino. The requisite waiting period under the HSR Act shall have expired or been terminated, without the FTC or the Antitrust Division, as applicable, taking any action which has not been terminated or resolved, subject to the last sentence of Section 6.5.

             (e) Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing, provided that Buyer shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other prohibition that may be entered.

             (f) Deliveries. The Companies and Seller shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

             (g) Intercompany Payables. The Companies shall have no obligations with respect to the Intercompany Payables or guarantees or sureties made by the Companies in favor of, or for the benefit of, Seller or Seller's Affiliates (other than the Companies); provided, however, that this condition shall be deemed satisfied if Seller provides an indemnity reasonably satisfactory to Buyer in respect of any such guaranties or sureties that are not released.

         7.2 Conditions to Obligations of Seller.
             -------------------------------------

         All obligations of Seller at the Closing hereunder are subject to the fulfillment (or waiver at the option of Seller) prior to or at the Closing of each of the following conditions:

             (a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 5 which are expressly stated to be made as of the date of this Agreement or another specified date shall be true and correct in all material respects as of such date (disregarding all qualifications and exceptions contained therein related to materiality), and all other representations and warranties shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein related to materiality) at and as of the Closing as though made at and as of that time.

             (b) Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

             (c) FCC Consents and Franchises. The Material FCC Consents shall have been obtained. The aggregate number of Equivalent Subscribers as of any applicable date, in those Franchise Areas that are Transferable Franchise Areas shall be at least ninety percent (90%) of the aggregate number of Equivalent Subscribers in all Franchise Areas as of such applicable date.

             (d) Hart-Scott-Rodino. The requisite waiting period under the HSR Act shall have expired or been terminated, without the FTC or the Antitrust Division, as applicable, taking any action which has not been terminated or resolved, subject to the last sentence of Section 6.5.

             (e) Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing, provided that the Companies and Seller shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other prohibition that may be entered.

             (f) Deliveries. Buyer shall have made or stand willing to make all the deliveries to Seller described in Section 8.3.

SECTION 8:   CLOSING AND CLOSING DELIVERIES
             ------------------------------
         8.1 Closing.
             --------

             (a) Closing Date.
                 -------------

                 (1) Subject to satisfaction or, to the extent permitted by law, waiver, of the closing conditions described in Section 7, and subject to Sections 8.1(a)(2), 8.1(a)(3) and 8.1(a)(4), the Closing shall take place on the date specified by Seller by notice to Buyer, which specified date shall be no earlier than two (2) Business Days and not later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Sections 7.1(c) and
(d) and Section 7.2(c) and (d), or on such earlier or later date as Seller and Buyer shall mutually agree; provided, however, subject to Section 8.1(a)(3), the Closing shall not take place beyond the Upset Date.

                 (2) If on the date on which the Closing would otherwise be required to take place pursuant to Section 8.1(a)(1) (A) there shall be in effect any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent or make unlawful the Closing, or (B) any other circumstance beyond the reasonable control of the Companies, Seller or Buyer (which shall in no event include any matters relating to financing of the transactions contemplated hereby) shall exist that would prevent the Closing or the satisfaction of any of the conditions precedent to any party set forth in Section 7, then either Seller or Buyer may, at its option, postpone the date on which the Closing is required to take place until such date, to be set by the party that elects to postpone the date for Closing pursuant to this subsection (2) on at least ten (10) Business Days' written notice to the other party, as soon as practicable after such judgment, decree, order or other prohibition ceases to be in effect, or such other circumstance ceases to exist; provided, however, that any postponement of the date on which the Closing is required to take place to a date beyond the Upset Date shall require the consent of both Seller and Buyer.

                 (3) Notwithstanding anything in this Agreement to the contrary, if on the date scheduled for Closing, the Closing has not occurred because any notice period required by Section 8.1(a)(1) or (2) has not lapsed, the Upset Date shall be extended until one (1) Business Day after the lapse of such period.

                 (4) Notwithstanding anything to the contrary contained herein, if, in the reasonable judgment of Seller, the enactment of legislation which would have a Tax Efficient Effect is reasonably likely to occur prior to December 31, 1999, Seller may, at its option, postpone the date on which the Closing is required to take place until a date chosen by Seller on not less than two (2) Business Days', nor more than five (5) Business Days' notice to Buyer, but not later than the Upset Date.

             (b) Closing Place. The Closing shall be held at the offices of Seller's counsel, or any other place or time as the Companies and Buyer shall mutually agree.

         8.2 Deliveries by Seller. Seller shall deliver or cause to be delivered to Buyer the following:

             (a) Purchased Shares. Certificates representing the Purchased Shares, together with stock powers or an assignment agreement providing for the assignment of the Purchased Shares by Seller to Buyer, in a form reasonably satisfactory to Buyer.

             (b) Officer's Certificate of Seller. A certificate executed by Seller, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.1(a) and (b) have been satisfied as to Seller, except as disclosed in such certificate.

             (c) Secretaries' Certificate. Certificates executed by each of Seller and each of the Companies, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by the Board of Directors of Seller or the Companies, as the case may be, authorizing and approving the execution by such party of this Agreement and the other Transaction Documents to which such party is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, a Certificate of Good Standing certified by an appropriate state official of the State of its incorporation certified by such state official as of a date not more than five (5) Business Days before the Closing Date.

             (d) Consents. Copies of Consents which have been obtained by Seller or the Companies prior to the Closing.

             (e) Opinion of Counsel. An opinion of the General Counsel of Seller, dated as of the Closing Date, substantially in the form of Exhibit B hereto.

         8.3 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver to Seller the following:

             (a) Purchase Consideration. As provided in Section 2.4, the Closing Cash Payment to Seller, by wire transfer of immediately available funds to one or more accounts designated by Seller by written notice to Buyer not fewer than two days prior to the Closing.

             (b) Officer's Certificate. A certificate executed by Buyer, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.2(a) and (b) have been satisfied, except as disclosed in said certificate.

             (c) Secretary's Certificate. A certificate executed by Buyer, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by the Board of Directors or Executive Committee of Buyer, authorizing and approving the execution by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, Certificates of Good Standing for Buyer certified by an appropriate state official of the States of Delaware and Virginia, certified by such state official as of a date not more than five (5) Business Days before the Closing Date.

             (d) Opinion of Counsel. An opinion of counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit C hereto.

SECTION 9:   TERMINATION
         9.1 Agreement between Seller and Buyer. This Agreement may be terminated at any time prior to the Closing and the purchase and sale of the Purchased Shares abandoned, by written agreement between Seller and Buyer.

         9.2 Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller and the purchase and sale of the Purchased Shares abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

             (a) Conditions. If on any date determined for the Closing in accordance with Section 8.1 if each condition set forth in Section 7.1 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing by Buyer on such date and either (i) a condition set forth in
Section 7.2 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing by Seller on such date or (ii) Buyer has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Seller may not rely on the failure of any condition set forth in
Section 7.2 to be satisfied if such failure was caused by Seller's failure to act, or to cause the Companies to act, in good faith or a breach of or failure to perform, or to cause the Companies to perform, any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

             (b) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date as extended as provided in Section 8.1(a)(3), unless the failure of the Closing to occur was caused by Seller's failure to act, or to cause the Companies to act, in good faith or a breach of or failure to perform, or to cause the Companies to perform, any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         9.3 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer and the purchase and sale of the Purchased Shares abandoned, upon written notice to Seller, upon the occurrence of any of the following:

             (a) Conditions. If on any date determined for the Closing in accordance with Section 8.1 if each condition set forth in Section 7.2 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing by Seller on such date and either (i) a condition set forth in
Section 7.1 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing by Buyer on such date or (ii) Seller has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Buyer may not rely on the failure of any condition set forth in
Section 7.1 to be satisfied if such failure was caused by Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

             (b) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date as extended as provided in Section 8.1(a)(3), unless the failure of the Closing to occur was caused by Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         9.4 Effect of Termination. If this Agreement is terminated as provided in this Section 9, then, subject to the parties' right to specific performance provided below, this Agreement will forthwith become null and void and there will be no liability on the part of any party to any other party or any other Person in respect thereof, provided that:

             (a) Surviving Obligations. The obligations of the parties described in Sections 6.2, 9.4, 9.5 and 11.1 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

             (b) Withdrawal of Applications. All filings, applications and other submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

             (c) Willful Breach by Buyer. No such termination will relieve Buyer from liability for a willful breach by Buyer of this Agreement (which shall in all events include, without limitation, a failure to pay the Cash
Consideration), and in such event Seller and the

Companies shall have all rights and remedies available at law or equity, including the remedy of specific performance.

              (d) Willful Breach by Seller. No such termination will relieve Seller from liability for a willful breach of this Agreement, and in such event Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance.

         9.5 Attorneys' Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred at trial or on appeal).

         9.6 Specific Performance. The parties recognize that in the event a party hereto should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The nonbreaching party, therefore, shall be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement, the breaching party hereby waives the defense that there is an adequate remedy at law.

SECTION 10:   SURVIVAL
         10.1 Survival. None of the representations and warranties of Seller set forth herein shall survive the Closing. None of the covenants and agreements of Seller set forth herein shall survive the Closing, other than the agreements of Seller contained in Sections 2.5(b)(1)(B), 6.9, 6.10, 6.16, 6.19 (to the extent implemented), 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10 and
11.11, which shall survive the Closing until performed and discharged in full. None of the representations and warranties of Buyer set forth herein shall survive the Closing. The covenants and agreements of Buyer set forth herein to be discharged in full prior to the Closing shall not survive the Closing. All covenants and agreements of Buyer set forth herein to be performed in whole or in part after the Closing shall survive the Closing until performed and discharged in full.

SECTION 11:   MISCELLANEOUS
              -------------
         11.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, brokers, financial advisors, accountants, agents, and representatives. Notwithstanding the foregoing, Buyer shall pay all Transfer Taxes and HSR Act filing fees in connection with the transactions contemplated by this Agreement.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 11.2:

If to Buyer:                           Cox Communications, Inc.
                                       1400 Lake Hearn Drive, N.E.
                                       Atlanta, Georgia  30319
                                       Attention:        Mr. John M. Dyer
                                       Telephone:        (404) 843-5817
                                       Telecopier:       (404) 843-5939
        with copies (which             General Counsel
               shall not               Cox Communications, Inc.
               constitute              1400 Lake Hearn Drive, N.E.
               notice) to:             Atlanta, Georgia  30319
                                       Attention:        James A. Hatcher, Esq.
                                       Telephone:        (404) 843-5838
                                       Telecopier:       (404) 843-5845
If to the Companies or                 Media General, Inc.
Seller:                                333 East Franklin Street
      (prior to the Closing)           Richmond, Virginia  23219
      or Seller (after the             Attention:         Mr. Marshall N. Morton
      Closing):                        Telephone:        804-649-6328
                                       Telecopier:       804-649-6989
with copies (which shall not           Media General, Inc.
         constitute notice) to:        333 East Franklin Street
                                       Richmond, Virginia 23219
                                       Attention:        George L. Mahoney, Esq.
                                       Telephone:        804-649-6029
                                       Telecopier:       804-649-6989

         11.3 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto (and, in the case of Sections
6.12 and 6.13, the parties specified therein) and their respective successors and permitted assigns; provided that (a) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), and (b) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed). Consent shall be deemed to be reasonably withheld if the consenting party reasonably determines that the assignment would be reasonably likely to hinder or delay the Closing or adversely affect the payment of the Cash Consideration at the Closing or the discharge of any other obligations of Buyer. This Agreement is not intended to confer upon any Person other than the parties hereto (and, in the case of Sections 6.12 and 6.13, the parties specified therein) any rights or remedies hereunder.

         11.4 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia (without regard to the choice of law provisions thereof).

         11.5 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any party in the negotiation, performance or enforcement hereof.

         11.6 Submission to Jurisdiction; Venue. Each of the parties hereto agrees to submit to the jurisdiction of any court of the Commonwealth of Virginia or the United States District Court for the Eastern District of the Commonwealth of Virginia in any action or proceeding arising out of or relating to this agreement or any of the matters contemplated hereby. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this agreement in any such Virginia state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         11.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled and consummated to the maximum extent possible.

         11.8 Entire Agreement. This Agreement, the Disclosure Schedules and the Exhibits hereto, the other Transaction Documents to be delivered by the parties pursuant to this Agreement and the Confidentiality Agreement collectively represent the entire understanding and agreement among Buyer and Seller with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations between the parties. Buyer acknowledges and agrees that neither Seller nor the Companies shall be liable for or bound in any manner by, and Buyer has not relied upon, any express or implied, oral or written information (including any information circulated by Wasserstein Perella & Co), warranty, guaranty, promise, statement, inducement, presentation or opinion (whether of, by or on behalf of Seller, the Companies, any broker or finder, or any officer, employee, agent or representative of any of the foregoing, or any other person) pertaining to the transactions contemplated hereby, Seller, the Companies, the Systems, the Purchased Shares, the Assets, or any part of any of the foregoing (including, without limitation, the physical condition of the Systems or any of the Assets, or the uses which can be made of the same or the value thereof), except as is expressly set forth in this Agreement and the Disclosure Schedules and Exhibits hereto.

         11.9 Amendments; Waiver of Compliance; Consents. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller, and will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer.

         11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.11 Cooperation With Respect to Tax-Efficient Legislation or Like-Kind Exchange.

              (a) Notwithstanding any provision in this Agreement to the contrary, Buyer agrees that if federal legislation which would have a Tax Efficient Effect is enacted prior to December 31, 1999, then, if requested by Seller, Buyer shall cooperate with Seller and shall use commercially reasonable efforts, including changes with respect to Buyer and attendant necessary refilings with Governmental Authorities or other Persons, to enable Seller to obtain the benefits of such legislation; provided, however, that Buyer shall not be required hereunder to take any actions that in the reasonable judgment of Buyer would adversely affect the Section 338(h)(10) Election or that would otherwise result in material additional costs to Buyer.

              (b) Seller may assign some or all of its rights (but not its obligations) under this Agreement to an escrow agent or other Person reasonably satisfactory to Buyer serving as a Intermediary under United States Treasury Regulations promulgated under Section 1031 of the Code; provided that (i) such assignment shall not deprive Buyer of rights or benefits, or relieve Seller of any obligations or liabilities, under this Agreement, (ii) Buyer shall not be obligated to expend funds or incur obligations or liabilities in connection therewith and (iii) Seller shall indemnify and hold harmless Buyer from and against any and all loss, liability, cost and expense arising or resulting from any such transaction. Seller intends for such exchange to constitute a like-kind exchange pursuant to Section 1031 of the Code. However, nothing in this Agreement shall be construed as a representation or warranty of any party to any other party as to the tax characteristics of the transaction.

              [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been executed by each of Buyer and Seller as of the date first written above.

                                            BUYER:
                                            ------

                                            COX COMMUNICATIONS, INC.


                                            By: /s/ John M. Dyer
                                                -----------------
                                            Name: John M. Dyer
                                            Title: Senior Vice President

                                            SELLER:
                                            -------

                                            MEDIA GENERAL, INC.


                                            By: /s/ George L. Mahoney
                                               ----------------------
                                            Name: George L. Mahoney
                                            Title: Secretary

                                    AMENDMENT
                                    ---------


         This Amendment (this "Amendment") is entered into as of October 1, 1999 by and between Media General, Inc., a Virginia corporation ("Seller"), and Cox Communications, Inc., a Delaware corporation ("Buyer").

                                    RECITALS
                                    --------

         A. Buyer and Seller are parties to that certain Purchase Agreement dated as of April 22, 1999 (the "Purchase Agreement").

         B. Buyer and Seller desire to effect certain amendments to the Purchase Agreement and enter into the other agreements set forth herein.

                                   AGREEMENTS
                                   ----------

         NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings attributed to such terms in the Purchase Agreement.

             Amendments of the Purchase Agreement. The Purchase Agreement shall be amended as of the date hereof as follows:

             (a) The definition of the term "Adjustment Time" contained in
Section 1.1 of the Purchase Agreement is hereby amended by deleting such definition in its entirety and substituting therefor the following:

             "Adjustment Time" means 12:01 a.m., Virginia time, on the Closing Date.

             (b) Section 6.9(g) of the Purchase Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

                 Seller shall furnish to Buyer as soon as practicable after the
             Closing a list, calculated as of the Closing Date, estimating the amounts of compensation deferred by each employee of the Companies under the Thrift Plan Plus of Media General, Inc. during the calendar year in which the Closing occurs.

             (c) The last sentence of Section 6.13 of the Purchase Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

                 Without limiting the foregoing, Seller shall maintain in place for a period of not less than six years from the Closing, for the benefit of the parties mentioned in the foregoing sentence, directors' and officers' insurance, on substantially the same terms and to the same extent as presently in effect with respect to the Companies. As consideration for maintaining such insurance in place, Buyer shall pay to Seller $55,123 (the "D&O Premium") and shall promptly reimburse Seller, upon receipt by the Buyer of evidence reasonably satisfactory to Buyer, for the following: (a) any deductible payable by Seller in connection with any claim against such policy of insurance arising out of, or in connection with, claims thereunder for the benefit of the parties mentioned in the first sentence of this Section 6.13 and (b) any increased premium payable by Seller with respect to its policy of directors' and officers' insurance from the date hereof through the sixth
             (6th) anniversary of the Closing Date as a result of any claims made against such policy of insurance arising out of, or in connection with, claims thereunder for the benefit of the parties mentioned in the first sentence of this Section 6.13.

         Section 2. Certain Liabilities. Seller hereby assumes and undertakes to pay the monetary liabilities of the Companies arising with respect to claims incurred prior to the Adjustment Time in respect of matters or occurrences which would have been covered by the Companies' and Seller's general liability, automobile liability and workmen's compensation insurance as in effect immediately prior to the Adjustment Time. In connection with the foregoing, the parties shall cooperate with each other and their respective counsel, accountants, agents and other representatives in all commercially reasonable respects in connection with any claims, obligations, duties and liabilities which are the subject of this Section 3. The parties hereby further agree that there shall be no adjustment to the Cash Consideration pursuant to Sections 2.3 or 2.5 of the Purchase Agreement or otherwise as a result of the liabilities subject of this Section 3.

         Section 3. Defamation Insurance. Seller hereby agrees to purchase defamation insurance coverage with respect to the Companies for the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date with respect to matters and occurrences arising on or prior to the Adjustment Time, providing coverage which is substantially similar to such insurance coverage maintained by Seller and the Companies immediately prior to the Adjustment Time. Buyer hereby agrees to reimburse Seller for premiums payable in respect thereof in an amount equal to $1,923 annually (the "Defamation Insurance Premium") promptly upon receipt of an invoice therefor. Buyer hereby acknowledges and agrees that it shall have no claims against Seller, and that Seller shall have no liability or obligation to Buyer, as a result of, or arising out of, this paragraph (d), except for Seller's failure to purchase such insurance coverage for the period specified herein.

         Section 4. Capital Expenditure Adjustment Amount. Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, Buyer and Seller hereby agree that the amount of the Capital Expenditure Adjustment for purposes of the Final Closing Statement shall be Two Million Nine Hundred Eighty-Four Thousand Four Hundred Thirty-Nine Dollars ($2,984,439), and that the determination of such amount shall not be subject to dispute by the parties pursuant to Section 2.5 of the Purchase Agreement or otherwise.

         Section 5. Guarantees. Buyer hereby agrees that it shall indemnify and hold harmless Seller and its Affiliates from and against any and all claims, losses, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, arising out of any guarantee or surety by Seller or any of its Affiliates of the Companies' obligations or performance under the contracts and agreements set forth on Schedule 6 hereto.

         Section 6. Payments. Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, (a) each of the D&O Premium, the first annual Defamation Insurance Premium and the Capital Expenditure Adjustment shall be (i) included in the Final Closing Statement to be prepared and delivered by Buyer pursuant to Section 2.5 of the Purchase Agreement and (ii) used to determine the amount of the Cash Consideration as finally determined pursuant to
Section 2.5(a) of the Purchase Agreement and (b) none of the D&O Premium, the first annual Defamation Insurance Premium or the Capital Expenditure Adjustment shall be subject to dispute by the parties pursuant to Section 2.5 of the Purchase Agreement or otherwise.

         Section 7. Survival. The covenants and agreements of the parties set forth herein shall survive the Closing until performed and discharged in full.

             Amendment Date. This Amendment shall become effective as of the date first above written (the "Amendment Date") upon execution of this Amendment by Buyer and Seller.

             Ratification.The Purchase Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

             Reference to Purchase Agreement. From and after the date hereof, each reference in the Purchase Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Purchase Agreement, as amended by this Amendment.

             Governing Law. This Amendment shall be governed in all respects by the laws of the Commonwealth of Virginia (without giving effect to the provisions thereof relating to conflicts of law).

             Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                                     Buyer:
                                                     ------

                                                     COX COMMUNICATIONS, INC.


                                                     By: /s/ John M. Dyer
                                                        -----------------
                                                          John M. Dyer
                                                          Senior Vice President



                                                     Seller:
                                                     -------

                                                     MEDIA GENERAL, INC.


                                                     By: /s/ George L. Mahoney
                                                        ---------------------
                                                          George L. Mahoney
                                                          Secretary